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As filed with the Securities and Exchange Commission on November 13, 2003

Registration No. 333-107681

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Baltimore Gas and Electric Company
(Exact Name of Registrant as Specified in its Charter)

Maryland (State of Incorporation)	52-0280210 (I.R.S. Employer Identification No.)

BGE Capital Trust II
(Exact Name of Registrant as Specified in its trust agreement)

Delaware (State of Organization)	Applied for (I.R.S. Employer Identification No.)

39 W. Lexington Street, Baltimore, Maryland 21201
(410) 234-5511
(Address, including Zip Code, and Telephone Number, including Area Code of Principal Executive Offices and Agent for Service for each Registrant)

E. Follin Smith, Senior Vice President and Chief Financial Officer
750 E. Pratt Street, Baltimore, Maryland 21202    (410) 783-3013
(Address, including Zip Code, and Telephone Number, including Area Code of Agent for Service for each Registrant)

        Approximate date of commencement of proposed sale to the public:    After the effective date of this Registration Statement as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective. This prospectus is not an offer to sell those securities and it is not soliciting an offer to buy these securities in any state where the offer sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED NOVEMBER 13, 2003

PROSPECTUS
 $250,000,000
BGE CAPITAL TRUST II
    % TRUST PREFERRED
SECURITIES

 Fully and Unconditionally Guaranteed,
on a Subordinated Basis by Baltimore
Gas and Electric Company, as described
in this prospectus.	Baltimore Gas and Electric Company BGE Capital Trust II 39 W. Lexington Street Baltimore, Maryland 21201 (410) 234-5000

        A brief description of the preferred securities can be found under "SUMMARY" in this prospectus.

        BGE AND THE TRUST URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11, WHERE SPECIFIC RISKS ASSOCIATED WITH THESE PREFERRED SECURITIES ARE DESCRIBED, ALONG WITH THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION

        The preferred securities have been approved for listing on the New York Stock Exchange under the trading symbol BGEPrB, subject to notice of issuance.

	Proceeds to the Trust	Initial Public Offering Price	Underwriting Commission
Per preferred security	$(1)	(2)	$
Total		$(2)	$
(1)
Accrued distributions, if any, from                        , 2003 will be added to the initial public offering price.

(2)
Underwriting commissions of $            (or $                        for all securities) will be paid by Baltimore Gas and Electric Company. However, such compensation will be $            for sales to certain institutions.

We expect that the preferred securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about                        , 2003.

The date of this prospectus is                        , 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by BGE, the trust or the underwriters. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of BGE or the trust since the date hereof. BGE's business, financial condition, results of operations and prospects may have changed since that date. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Summary

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information in this prospectus, BGE's financial statements and the other information that is incorporated by reference in this prospectus, before making a decision to invest in the preferred securities.

Overview of BGE

Baltimore Gas and Electric Company ("BGE"), a wholly-owned subsidiary of Constellation Energy Group, Inc. ("Constellation Energy"), is a regulated electric and gas public transmission and distribution company. BGE delivers electricity to approximately 1.2 million customers and natural gas to approximately 600,000 customers in a service territory that includes the City of Baltimore and all or part of 10 counties in Central Maryland. BGE's electric delivery territory has a population of 2.7 million and its natural gas delivery territory has a population of 2 million. BGE is regulated by the Maryland Public Service Commission, or Maryland PSC, and the Federal Energy Regulatory Commission, or FERC, with respect to rates and other aspects of its business.

Electric Business

Effective on July 1, 2000 electric customer choice and competition among electric suppliers was implemented in Maryland. As a result of deregulation, BGE's electric customers can purchase their electricity from other sources. If a customer chooses an alternate supplier, BGE collects a delivery service charge to recover its costs for the service it provides. BGE remains obligated to provide electricity to different classes of customers who do not choose an alternate supplier through a fixed price standard offer service over various time periods, the last of which ends on June 30, 2006. Effective July 1, 2000, BGE also reduced residential base rates by approximately 6.5%, which on average is about $54 million a year through June 2006.

Since July 1, 2002, large commercial and industrial customers are no longer eligible for standard offer service and, if they choose to continue to receive their electric supply from BGE, are charged market rates. As a result, currently customers representing approximately 96% (approximately 1,200 megawatts) of load from this class purchase their electricity from alternate suppliers.

Beginning on July 1, 2004, all other commercial and industrial customers will no longer be eligible for fixed price standard offer service. Currently, this class of customers represents approximately 2,200 megawatts of load. If they choose to continue to receive their electric supply from BGE after July 1, 2004, they will be charged market rates. Beginning July 1, 2006, BGE's obligation to provide standard offer service pursuant to the original deregulation order to residential customers will end.

On April 29, 2003, the Maryland PSC approved a settlement agreement that BGE entered into with parties representing customers, industry, utilities, suppliers, the Maryland Energy Administration, the Maryland PSC's Staff and the Office of People's Counsel which, among other things, extends BGE's (and other utilities') obligation to supply standard offer service. Under the settlement agreement, BGE is obligated to provide market-based standard offer service to residential customers until June 30, 2010, and for commercial and industrial customers for a one, two or four year period beyond June 30, 2004, depending on customer size. The rates charged during this time would recover BGE's wholesale power supply costs and would include an administrative fee. In September 2003, a second settlement agreement was approved by the Maryland PSC. This phase deals with the bid procurement process that utilities must follow to obtain wholesale power supply to serve retail customers on standard offer service. The settlement contains a model request for proposals, a model wholesale power supply contract, and various requirements pertaining to, among other things, bidder qualifications and bid evaluation criteria. Bidding to supply BGE's standard offer service to commercial and industrial customers beyond June 30, 2004 will begin in February 2004.

BGE has entered into power supply contracts to meet its fixed price standard offer service requirements until June 30, 2006 from Constellation Power Source, Inc., a Constellation Energy subsidiary. BGE will seek bids for supply to meet its market-based standard offer service obligation under a process established through the settlements discussed above. The amount BGE pays for energy and capacity does not exceed the rates it receives from its customers during these time periods.

As a result of electric competition, BGE's generating assets were deregulated, and on July 1, 2000 BGE transferred all of its generating assets (6,240 megawatts) and related liabilities, at book value, to Constellation Energy subsidiaries. All of these assets were transferred subject to the lien of BGE's mortgage. BGE also transferred to Constellation Energy subsidiaries tax-exempt debt related to the transferred assets, of which $270 million currently remains outstanding. If the subsidiaries default on their obligations relating to this debt and the debt were declared due and payable, BGE would be required to pay the debt as it remains primarily liable.

For a more detailed discussion of the Maryland law authorizing customer choice and competition, and the Maryland PSC order that resolved major issues surrounding electric restructuring, please refer to BGE's Annual Report on Form 10-K for the year ended December 31, 2002 and most recent Quarterly Report on Form 10-Q. See "WHERE YOU CAN FIND MORE INFORMATION."

Gas Business

Currently, no regulation exists for the wholesale price of natural gas as a commodity, and the regulation of interstate transmission at the federal level has been reduced. All BGE gas customers have the option to purchase gas from other suppliers. However, the delivery of gas continues to be regulated in Maryland by the Maryland PSC.

Currently, approximately 54% of the gas delivered on BGE's distribution system is for customers purchasing gas from alternative suppliers. BGE charges these customers fees to recover the costs for the transportation service it provides. These fees are the same as the base rate BGE charges for gas sales. In addition to the delivery service, BGE also provides these customers with meter readings, billing, emergency response, regular maintenance, and balancing.

BGE buys all gas that it sells directly from various suppliers and arranges separately for the transportation and storage. BGE has a market based rates incentive mechanism for gas it sells. Under market based rates, BGE's cost of gas is compared to a market index (a measure of the market price of gas in a given period). The difference between BGE's actual cost and the market index is shared equally between shareholders and customers except for fixed-price contracts that must be secured for at least 10%, but not more than 20%, of forecasted system supply requirements for the November through March period. These fixed price contracts are not subject to sharing under the market-based rates incentive mechanism.

The Maryland PSC allows BGE to record a monthly adjustment to its gas revenues to eliminate the effect of abnormal weather patterns on BGE's gas system sales volumes. This means BGE's monthly gas revenues are based on weather that is considered "normal" for the month and, therefore, are not affected by actual weather conditions. BGE also participates in the interstate markets, by releasing pipeline capacity or bundling pipeline capacity with gas for off-system sales.

BGE's and the trust's principal executive offices are located at 39 W. Lexington Street, Baltimore, Maryland 21201, and BGE's telephone number is 410-234-5000.

Overview of BGE Capital Trust II

The trust is a statutory trust created under Delaware law. BGE created the trust only to issue and sell the common and preferred securities, to purchase a series of BGE's junior subordinated securities, to distribute the cash payments it receives from the junior subordinated debentures to holders of the common and preferred securities, and to engage in only those other activities that are necessary or incidental to those purposes. The trust has a term of 40 years, but may be dissolved earlier as provided in the Declaration.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERENCE STOCK DIVIDENDS

The ratio of earnings to fixed charges and of earnings to combined fixed charges and preference stock dividends for each of the periods indicated is as follows:

		Year Ended December 31
	Nine Months Ended September 30 2003
		2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	3.49x	2.66x	1.99x	2.27x	3.45x	2.94x
Ratio of earnings to combined fixed charges and preference stock dividends	2.94x	2.31x	1.75x	2.03x	3.14x	2.60x

For current information on these ratios, please see BGE's most recent Form 10-K and 10-Q. See "WHERE YOU CAN FIND MORE INFORMATION."

The Offering

        The following is a brief summary of the offering of the preferred securities. You should refer to "DESCRIPTION OF THE PREFERRED SECURITITES," "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES" and "DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE" for a more detailed description of the preferred securities, the junior subordinated debentures and the preferred securities guarantee.

The issuer	BGE Capital Trust II
Securities the trust is offering
The trust is issuing % trust preferred securities. Each preferred security represents a preferred undivided beneficial interest in the assets of the trust. The trust will sell the preferred securities to the public for cash. The trust will also issue common securities, which will represent common undivided beneficial interests in the assets of the trust. BGE will purchase all of the common securities from the trust for cash.
Offering price	$25 per preferred security, plus any accumulated and unpaid distributions from the original issue date.
Junior subordinated debentures
The trust will use the cash it receives from the sale of the preferred and common securities to purchase junior subordinated debentures from BGE, which are due on , 2043. The assets of the trust will consist solely of the junior subordinated debentures and payments received on the junior subordinated debentures. The junior subordinated debentures will have payment terms identical to those of the preferred securities, and the trust will rely on the payments it receives on the junior subordinated debentures to make all payments on the preferred securities.
When the trust will pay distributions to you
Your purchase of the preferred securities entitles you to receive cumulative cash distributions at a % annual rate. Distributions will accumulate from the date the trust issues the preferred securities and are to be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning , 2003. As long as the preferred securities are represented by a global security, the record date for distributions on the preferred securities will be the close of business on the Business Day, immediately preceding the relevant distribution date. BGE may defer the payment of cash distributions, as described below.
When the trust must redeem the preferred securities
The junior subordinated debentures will mature and BGE must redeem the preferred securities on , 2043, unless in its sole discretion BGE accelerates the date of maturity. BGE may shorten the maturity date to a date not earlier than , 2008.

Redemption of the preferred securities before , 2043 is possible
The trust must redeem the preferred securities when BGE repays the junior subordinated debentures because they mature, are accelerated or are redeemed. BGE may redeem all or part of the junior subordinated debentures before they are due, at a price equal to their principal amount plus interest accrued to the date of redemption at any time on or after , 2008.
In addition, BGE may redeem all of the junior subordinated debentures at any time within 90 days following any of the following events:
•
a "Tax Event," which occurs if existing laws or regulations or their interpretation or application change, causing the interest BGE pays on the junior subordinated debentures no longer to be deductible by it for federal income tax purposes, or causing the trust to become subject to federal income tax or to certain other taxes or governmental charges; or
	•	an "Investment Company Event," which occurs if existing laws or regulations change, requiring the trust to register as an investment company.
If your preferred securities are redeemed by the trust, you will receive the liquidation amount of $25 per preferred security, plus any accrued and unpaid distributions to the date of redemption.
BGE has the option to extend the interest payment period
The trust will rely solely on payments made by BGE under the junior subordinated debentures to pay distributions on the preferred securities. As long as BGE is not in default under the Indenture relating to the junior subordinated debentures, or such default has been cured, BGE will have the right, one or more times, to defer interest payments on the junior subordinated debentures for up to 20 consecutive quarters, but not beyond the Maturity Date of the junior subordinated debentures. Each period during which interest payments are deferred is called a "deferral period." Each time BGE defers interest payments on the junior subordinated debentures:
	•	the trust also will defer the payment of distributions on the preferred securities;
	•	you will still accumulate distributions at an annual rate of % of the liquidation amount of $25 per preferred security; and

•
these accumulated distributions will (to the extent permitted by law) earn interest at the same rate, compounded quarterly, until paid. At the end of any deferral period, BGE will pay to the trust all accrued and unpaid interest under the junior subordinated debentures. The trust will then pay all accumulated and unpaid distributions to you.
You will still be taxed if distributions on the preferred securities are deferred
If a deferral of payment occurs, you will be required to accrue interest income and include it in your gross income for United States federal income tax purposes, even if you are a cash basis taxpayer.
BGE is guaranteeing payments on the preferred securities
BGE will fully and unconditionally guarantee payments on the preferred securities, but only to the extent that the trust has funds legally and immediately available to make those payments. If BGE does not make payments on the junior subordinated debentures, the trust will not have sufficient funds to make payments on the preferred securities. If this is the case, your remedy is to institute a legal proceeding directly against BGE for enforcement of payments under the junior subordinated debentures. BGE's obligations under the Preferred Securities Guarantee will rank junior in right of payment to BGE's senior indebtedness. At September 30, 2003, BGE's Senior Indebtedness totaled approximately $1.95 billion.
BGE can dissolve the trust and cause an exchange of preferred securities for junior subordinated debentures	BGE has the right at any time to dissolve the trust. In that event, the trustees will either:
• distribute the junior subordinated debentures to you; or
•
if the Property Trustee decides that distributing the junior subordinated debentures is not practical, distribute assets of the trust to you in an amount equal to the liquidation amount of $25 per preferred security plus accumulated and unpaid distributions.

In all cases, however, the trust will make distributions only to the extent that the trust has available assets after the trust has satisfied all of its liabilities to its creditors. If BGE distributes the junior subordinated debentures, BGE will use its best efforts to list the junior subordinated debentures on the New York Stock Exchange (or any other stock exchange or automated quotation system on which the preferred securities are then listed or quoted.)

How the securities will rank in right of payment	BGE's obligations under the preferred securities, junior subordinated debentures and Preferred Securities Guarantee are unsecured and will rank as follows with regard to right of payment:
•
the preferred securities will rank equally with the common securities of the trust. The trust will pay distributions on the preferred securities and the common securities ratably. However, if BGE defaults with respect to the junior subordinated debentures, then no distributions on or redemptions of the common securities of the trust or BGE's capital stock will be paid until all accumulated and unpaid distributions on the preferred securities have been paid; and
•
BGE'S obligations under the junior subordinated debentures and the Preferred Securities Guarantee are unsecured and generally will rank junior in priority to BGE's existing and future Senior Indebtedness.
Voting rights of the preferred securities	Except in limited circumstances, holders of the preferred securities will have no voting rights.
You will not receive certificates representing your preferred securities
The preferred securities will generally be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, or its nominee. This means that, except in limited circumstances, you will not receive a certificate for the preferred securities, and your beneficial ownership interests will be recorded through the DTC book-entry system.
Proposed New York Stock Exchange Symbol	BGEPrB.
How the proceeds of this offering will be used
The trust will invest the proceeds from the sale of the preferred and common securities in the junior subordinated debentures. BGE intends to use the net proceeds for general corporate purposes, which may include the repayment of long-term debt, including its 7.16% Deferrable Interest Subordinated Debentures due June 30, 2038, underlying its outstanding 7.16% Trust Originated Preferred Securities. If BGE does not use the net proceeds immediately, BGE may temporarily invest them in short-term, interest-bearing obligations.
BGE is reimbursing the trust for expenses
BGE has agreed in the Declaration to reimburse the trust for any expenses and liabilities it may incur, other than amounts payable for the securities. Expenses that give rise to Additional Interest will be paid by the Property Trustee upon receipt of Additional Interest payments from BGE.

Trustees and Administrators
The Bank of New York will act as Property Trustee and The Bank of New York (Delaware) will act as Delaware Trustee, and they will conduct the business and affairs of the trust. In addition, Thomas E. Ruszin, Jr. (or another of BGE's officers) will act as Administrative Trustee of the trust.

Before buying the preferred securities you should carefully consider the "Risk Factors" beginning on page 11.

BGE Capital Trust II

BGE created a Delaware statutory trust pursuant to a BGE Capital Trust II Declaration of Trust executed by BGE as depositor for the trust and three appointed trustees. BGE will execute an amended and restated Declaration of Trust (Declaration), in the form filed as an exhibit to the Registration Statement, which will state the terms and conditions for the trust to issue and sell its preferred and common securities.

The trust exists solely to:

  •
  issue and sell its preferred and common securities representing undivided beneficial interests in the assets of BGE Capital Trust II;

  •
  use the proceeds from the sale of its preferred and common securities to purchase a series of BGE's junior subordinated debentures;

  •
  distribute the cash payments it receives from the junior subordinated debentures to holders of the common and preferred securities; and

  •
  engage in only those other activities that are necessary or incidental to these purposes.

BGE will purchase all of the common securities of the trust. The common securities will represent an aggregate liquidation amount equal to 3% of the trust's total capitalization. The preferred securities will represent the remaining 97% of the trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if BGE defaults on the junior subordinated debentures, cash distributions and liquidation, redemption and other amounts on the common securities will be subordinate to the preferred securities in priority of payment.

BGE has appointed three trustees (collectively, trustees) to conduct the trust's business and affairs:

  •
  The Bank of New York (Property Trustee)
  •
  The Bank of New York, Delaware (Delaware Trustee)
  •
  A BGE officer (Administrative Trustee)

As holder of the common securities, BGE can replace or remove any of the trustees. However, if an event of default occurs and is continuing under the Declaration, the Property Trustee and the Delaware Trustee can only be replaced and removed by the holders of at least a Majority in Aggregate Liquidation Amount of the preferred securities then Outstanding (as defined in the Declaration). Only BGE, as owner of the common securities, can remove or replace the Administrative Trustee.

BGE will pay all fees and expenses related to the trust and the offering of the preferred securities and will pay all ongoing costs and expenses of the trust, except the trust's obligations under the preferred and common securities, and except for expenses that give rise to Additional Interest payments, which the Property Trustee will pay upon receipt of such Additional Interest.

The trust will have a term of approximately 40 years from the date it issues preferred and common securities, but may be dissolved earlier as provided in the Declaration. The principal executive office of the trust is c/o Baltimore Gas and Electric Company, 39 W. Lexington Street, Baltimore, Maryland 21201 and its telephone number is 410-234-5000.

RISK FACTORS

An investment in the preferred securities involves a number of risks. Some of these risks relate to the preferred securities and others relate to BGE and the gas and electric industry generally. BGE urges you to read all of the information contained in this prospectus. In addition, BGE urges you to consider carefully the following factors in evaluating an investment in the trust before you purchase the preferred securities offered by this prospectus.

Risks Relating to the Preferred Securities

Because the trust will rely on the payments it receives on the junior subordinated debentures to make all payments on the preferred securities, and because the trust may distribute the junior subordinated debentures in exchange for the preferred securities upon liquidation of the trust, you are making an investment decision with regard to the junior subordinated debentures as well as the preferred securities. You should carefully review the information in this prospectus about both of these securities.

Junior subordinated debentures and the Preferred Securities Guarantee rank lower than any of BGE's other indebtedness.

The junior subordinated debentures are not secured by any of BGE's property or assets. BGE's obligations under the junior subordinated debentures will rank junior and be subordinate in right of payment to all of BGE's Senior Indebtedness. For a definition of Senior Indebtedness, see "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES—Subordination." The junior subordinated debentures, the Indenture and the Preferred Securities Guarantee do not limit BGE's ability to incur additional indebtedness, including indebtedness that ranks senior to the junior subordinated debentures and the Preferred Securities Guarantee. For more information on the subordination of the junior subordinated debentures, see "DESCRIPTION OF THE JUNIOR SUBORDINATION DEBENTURES—Subordination." For more information on the subordination of the Preferred Securities Guarantee, see "DESCRIPTION OF PREFERRED SECURITIES GUARANTEE—Status of the Preferred Securities Guarantee."

BGE's right to postpone interest payments on the junior subordinated debentures and the tax treatment of the preferred securities could adversely affect market prices for the preferred securities.

The market price of the preferred securities may be more volatile than the market prices of similar securities that are not subject to these rights, since BGE has the right to defer interest payments on the junior subordinated debentures. Any exercise of this right could cause the market price of the preferred securities to decline. Accordingly, the preferred securities that you purchase, whether in this offering or in the secondary market, or the junior subordinated debentures that you may receive on liquidation of the trust, may trade at a discount to the price that you paid for the preferred securities.

If you sell your preferred securities before the record date for the payment of distributions, you will not receive payment of a distribution for the period before the disposition. However, you will be required to include accrued but unpaid interest on the junior subordinated debentures through the date of disposition as ordinary income for United States federal income tax purposes. In addition, if BGE has, at any time, deferred interest payments on the junior subordinated debentures, you will be required to add the amount of the accrued but unpaid interest to your tax basis in the preferred securities. Your increased tax basis in the preferred securities will increase the amount of any capital loss or decrease the amount of any capital gain that you may have otherwise realized on the sale. You cannot offset ordinary income against capital losses for United States federal income tax purposes, except in a few limited cases. For more information on the tax consequences of selling your preferred securities before the record date for payment of distributions, see "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES—Sale or Redemption of Preferred Securities."

Payments on preferred securities are dependent on BGE's payments on junior subordinated debentures, and if BGE fails to make a payment it will adversely affect you.

The ability of the trust to timely pay distributions on the preferred securities and to pay the liquidation amount is dependent solely upon BGE's making the related payments on the junior subordinated debentures when due.

If BGE defaults on its obligation to pay principal of or interest on the junior subordinated debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount. As a result, you will not be able to rely upon the Preferred Securities Guarantee for payment of these amounts. Instead, you or the Property Trustee may sue BGE directly to enforce the rights of the trust under the junior subordinated debentures, as described under "RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE PREFERRED SECURITIES GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES HELD BY THE TRUST."

You will have no protection under the terms of the preferred securities or the Indenture against any sudden and dramatic decline in BGE's credit quality resulting from any highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control.

Distribution payments on the preferred securities could be deferred for substantial periods, but you would continue to recognize income for United States federal income tax purposes.

As long as there is no event of default under the Indenture that has occurred but has not been cured, BGE will have the right, one or more times, to defer interest payments on the junior subordinated debentures for up to 20 consecutive quarters, but not beyond the Maturity Date. There is no limit on the number of deferral periods that BGE may impose. Deferral periods are periods during which BGE defers interest payments on the junior subordinated debentures.

If BGE defers interest payments on the junior subordinated debentures, the trust also will defer payment of distributions on the preferred securities. During a deferral period, you will still accumulate distributions at an annual rate of    % of the liquidation amount of the preferred securities, and you will accumulate additional distributions on the deferred distributions at the same rate compounded quarterly (to the extent permitted by law). If BGE exercises its right to defer interest payments on the junior subordinated debentures, the preferred securities may trade at a price that does not fully reflect the value of accumulated but unpaid distributions on the preferred securities. If you sell your preferred securities during a deferral period, you may not receive the same return on your investment as someone else who continues to hold the preferred securities. For more information on the deferral of distributions on the preferred securities during a deferral period, see "DESCRIPTION OF THE PREFERRED SECURITIES—Distributions" and "—Deferral of Distribution."

If BGE exercises its option to defer interest on the junior subordinated debentures, you will be required to accrue interest income for United States federal income tax purposes in respect of your pro rata share of the junior subordinated debentures held by the trust, even if you are a cash basis taxpayer. As a result, you will be required to include that accrued interest income in your gross income for United States federal income tax purposes, before you actually receive any cash distributions relating to that income. You also will not receive the cash related to any accrued and unpaid interest from the trust if you sell the preferred securities before the end of any deferral period. For more information on the tax consequences of interest deferral, see "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES—Interest Income and Original Issue Discount" and "—Sale or Redemption of Preferred Securities."

BGE may redeem the junior subordinated debentures at its option on or after                        , 2008 or if a "Tax Event," or an "Investment Company Event" occurs, you may not be able to reinvest your principal at the same or a higher rate of return.

BGE will have an option to redeem the junior subordinated debentures—and therefore cause the trust to redeem a Like Amount of the common and preferred securities—at any time on or after                        , 2008. You should assume that BGE will exercise its redemption option if BGE is able to refinance at a lower interest rate or it is otherwise in BGE's interest to redeem the junior subordinated debentures at that time. Consequently, your preferred securities could be redeemed as early as 5 years after the issue date.

In addition, if a Tax Event or an Investment Company Event, as further described below, occurs, BGE has the right to redeem the junior subordinated debentures in whole, but not in part, within 90 days. If BGE redeems the junior subordinated debentures, the trust will be required to redeem the preferred securities. Thus, it is possible that the preferred securities could be redeemed before                        , 2043.

A Tax Event, generally described, could result from amendments or changes in U.S. federal income tax laws or regulations, including those arising from judicial decisions or administrative pronouncements, that could have adverse tax consequences for BGE or the trust in connection with the junior subordinated debentures or the preferred securities.

An Investment Company Event could result from changes in laws or regulations that could cause the trust to be deemed an "investment company" under the Investment Company Act of 1940, which could have adverse consequences for BGE or the trust.

The trust may distribute the junior subordinated debentures in exchange for the preferred securities, which could affect the market price and could be a taxable event in certain circumstances.

The trust will dissolve upon the occurrence of certain events described under "DESCRIPTION OF THE PREFFERRED SECURITIES—Liquidation Distribution Upon Dissolution," including if BGE elects to terminate the trust. After BGE terminates the trust, subject to the terms of the Declaration and after satisfying all liabilities to the trust's creditors, the Property Trustee may distribute the junior subordinated debentures to the holders of the common and preferred securities in exchange for a Like Amount of those securities. BGE must use its best efforts to list the junior subordinated debentures on the New York Stock Exchange or any other stock exchange or automated quotation system on which the preferred securities are then listed or quoted if the junior subordinated debentures are distributed to holders. However, BGE can give no assurance that the junior subordinated debentures will be approved for listing or that a trading market will exist for the junior subordinated debentures. For further information on this exchange, see "DESCRIPTION OF THE PREFERRED SECURITIES—Liquidation Distribution Upon Dissolution."

BGE cannot predict the market prices for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive upon an exchange distribution, or the preferred securities that you hold pending a distribution, may trade at a discount to the price that you paid for the preferred securities.

Under current United States federal income tax law and assuming, as BGE expects, that the trust will not be classified as an association taxable as a corporation, you would not be taxed if the Property Trustee distributed the junior subordinated debentures to you upon liquidation of the trust. However, if a tax event were to occur and the trust became subject to United States federal tax with respect to income received or accrued on the junior subordinated debentures, the distribution of junior subordinated debentures to United States holders by the trust would be taxable to the trust and to each United States holder. For more information on the tax consequences of an exchange, see "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES—Distribution of the Junior Subordinated Debentures to Holders of the Preferred Securities."

BGE has made only limited covenants in the Indenture and the Declaration, which may not protect your investment in the event BGE experiences significant adverse changes in its financial condition or results of operations.

The Indenture governing the junior subordinated debentures and the Declaration governing the trust do not require BGE to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore do not protect holders of the junior subordinated debentures or the preferred securities in the event BGE experiences significant adverse changes in its financial condition or results of operations. Neither the Indenture nor the Declaration limits BGE's ability or the ability of any subsidiary to incur additional indebtedness that is senior in right of payment to the junior subordinated debentures. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether BGE will be able to comply with its obligations under the junior subordinated debentures or the Preferred Securities Guarantee.

As a holder of preferred securities you have limited voting rights, and BGE can amend the Declaration to change the terms and conditions of the administration, operation and management of the trust without your consent.

Holders of preferred securities will have limited voting rights relating principally to the amendment of the Declaration and the Preferred Securities Guarantee. Holders of preferred securities will not be entitled to appoint, remove or replace the Property Trustee or the Delaware Trustee except upon the occurrence of the events described in "DESCRIPTION OF THE PREFERRED SECURITIES—Removal of Trustees."

In general, BGE can replace or remove any of the trustees of the trust. In addition, BGE generally may amend the Declaration and the Indenture without the consent of the holders of preferred securities. For further information on these provisions, see "DESCRIPTION OF THE PREFERRED SECURITIES—Voting Rights; Amendment of the Declaration" and "—Removal of Trustees."

There has been no prior market for the preferred securities, and the market price may decline after you invest.

Before this offering, there has been no market for the preferred securities. Although the preferred securities have been approved for listing on the New York Stock Exchange subject to notice of issuance, a listing does not guarantee that a trading market for the preferred securities will develop. If a trading market for the preferred securities does develop, a listing will not guarantee the depth of that market and your ability to easily sell your preferred securities.

RISKS RELATING TO BGE

BGE may not be able to recover increases in its operating, maintenance and capital costs with respect to its delivery service through a rate increase due to frozen electric base rates.

BGE is required to offer electricity at frozen rates to its residential customers through June 30, 2006 and to certain commercial and industrial customers through June 30, 2004. It is possible that BGE will experience an increase in its operating, maintenance and capital costs with respect to delivery services during this time, particularly in the event of an unforeseen circumstance, such as the occurrence of a catastrophic storm which causes damage to BGE's systems that exceeds the amounts covered by insurance maintained by BGE. Although BGE is allowed, under certain circumstances, to apply for recovery of certain costs resulting from catastrophic events through electric rate increases, there can be no assurance that relief from frozen base rates would be permitted by the Maryland PSC.

BGE is required to provide standard offer service at frozen rates to electric customers in Maryland and if its suppliers fail to provide service, BGE may not be able to obtain power at prices to meet its obligation at or below the amount it will receive from the frozen rates.

As a result of the 1999 Maryland electric restructuring statute, BGE's electric customers are able to choose their supplier. Electric suppliers compete for retail customers with BGE. BGE transmits and delivers the power to all electric customers. BGE's supply obligations vary by customer type for a transition period ending on June 30, 2006. To the extent customers do not choose a supplier, BGE is required to supply the power at frozen rates through the transition period. BGE refers to this obligation to provide power as "standard offer service." If BGE is required to pay more for power than the amount it can recover in the fixed rates, it could have a materially adverse impact on the results of operations of BGE.

BGE has entered into power supply contracts with an affiliate, Constellation Power Source, Inc. to meet its fixed-price standard offer service obligations through June 30, 2006. BGE shall seek bids for supply to meet its market-based standard offer service obligations. If BGE suppliers are unable to meet their obligations under their contracts, BGE could be required to obtain power at prices that may be higher than the amount it can charge customers.

BGE is subject to extensive regulation. Changes in regulations could have a material adverse impact on BGE's results of operations.

BGE is subject to extensive regulation from both the State of Maryland and the federal government, particularly FERC. Regulation includes rate regulation by the Maryland PSC and FERC, and state and federal environmental regulation. BGE cannot predict the future development of regulations or the ultimate effect that a changing regulatory environment will have on its business.

For example, in July 2002, the FERC issued a proposed rulemaking regarding implementation of a standard market design for wholesale electric markets. In April 2003, FERC issued a report that significantly revised its position from July 2002. In the report, FERC indicated that it will leave, relatively unmodified, existing practices in place, will allow flexibility among regions of the country, phased-in implementation of the final rule, and provide an increased deference to states' concerns.

As another example, BGE cannot assure you that Maryland's 1999 electric restructuring law will not be changed in the future. In addition, BGE is currently involved in proceedings with the Maryland PSC that address BGE's obligations to provide "standard offer service" to commercial and industrial customers after June 30, 2004 and to residential customers after June 30, 2006. Since these proceedings are ongoing, there is no assurance as to the effect the final settlement will have on BGE's operations or revenues.

BGE may have liability associated with the generation assets it transferred to Constellation Energy subsidiaries.

As a result of Maryland's 1999 electric restructuring law, on July 1, 2000, BGE transferred all of its generating assets and related liabilities to other Constellation Energy subsidiaries. Those subsidiaries assumed all the liabilities related to those assets and also the obligations under tax-exempt debt relating to the transferred generation assets. Currently, approximately $270 million of tax-exempt debt remains outstanding. This debt has varying maturities through 2027. These subsidiaries have agreed to comply with the covenants relating to the debt and to pay the interest and principal on this debt when due. However, BGE has not been released from any of the payment or covenant obligations with respect to the assumed debt, and if any of these subsidiaries default on their payment or covenant obligations relating to the assumed debt, and that debt were declared due and payable, BGE would be liable to pay the amounts owed as a result of the default. This obligation would be senior to BGE's obligations with respect to the preferred securities, the junior subordinated debentures and the Preferred Securities Guarantee. In addition, BGE is still a named party in several claims relating to the transferred assets, including numerous asbestos claims. If BGE were determined to have liability in regard to those claims, BGE would look to those subsidiaries to pay those claims on BGE's behalf. Failure by such subsidiaries to pay such claims could expose BGE to liability that could be material.

BGE participates in a cash pool sponsored by Constellation Energy for the benefit of all of its subsidiaries. BGE is dependent on Constellation Energy or its other subsidiaries to repay any cash Constellation Energy's other subsidiaries may borrow that BGE may have invested into the cash pool.

Constellation Energy sponsors a cash pool for the benefit of all of its subsidiaries to manage their cash needs. Subsidiaries invest excess cash into the pool or borrow cash invested into the pool as needed. At times, BGE may invest excess cash into the pool. If that cash is borrowed by other subsidiaries of Constellation Energy, then BGE is dependent on Constellation Energy or the subsidiary that borrowed the cash to repay it. Failure by Constellation Energy or such subsidiary to timely repay any cash borrowed could have a material adverse effect on BGE.

Unexpected weather conditions, such as warmer winters and cooler summers than forecasted, as well as the other factors listed in "FORWARD-LOOKING STATEMENTS" below, may adversely affect BGE's results of operations.

The demand for electricity by BGE customers is directly affected by weather conditions. Generally, demand for electricity is seasonal, peaking in winter and summer. Typically, when winters are warmer than expected and summers are cooler than expected, demand for electricity is lower, resulting in less electric consumption than forecasted. These and other unexpected weather conditions and other factors listed in "FORWARD-LOOKING STATEMENTS" below may adversely affect BGE's revenues and results of operations.

A downgrade in BGE's credit ratings could negatively affect the ability to access capital.

If any of BGE's credit ratings were to be downgraded, especially below investment grade, BGE's ability to access the capital markets, including the commercial paper markets, could be hindered, and its borrowing costs would increase. Some of the factors that affect credit ratings are cash flows, liquidity and the amount of debt as a component of total capitalization.

BGE may be liable for significant environmental costs.

BGE may be liable for costs of environmental remediation, including costs resulting from generation assets transferred to affiliated entities. The actual cost of compliance and remediation could be significantly higher than any recorded liabilities.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents BGE has filed with the SEC, which BGE has referenced under "WHERE YOU CAN FIND MORE INFORMATION," contain statements that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that BGE expects or anticipates will or may occur in the future, including such matters as BGE's projections, future expenditures, business strategy, competitive strengths, goals, expansion, market and industry developments and the growth of its businesses and operations, are forward-looking statements. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans," and other similar words. These statements are based on assumptions and analyses made by BGE in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors BGE believes are appropriate under the circumstances. These statements are not guarantees of BGE's future performance and are subject to risks, uncertainties, and other important factors that could cause BGE's actual performance or achievements to be materially different from those BGE projects. These risks, uncertainties, and factors include, but are not limited to:

  •
  the risk factors discussed in this prospectus;
  •
  general and local economic, market or business conditions;
  •
  fluctuations in demand for electricity, capacity and ancillary services in the markets in which BGE operates;
  •
  uncertain obligations due to customers' right to choose suppliers;
  •
  changes in laws or regulations that are applicable to BGE;
  •
  environmental constraints on construction and operation;
  •
  the timing and extent of changes in commodity prices and volatilities for energy including coal, natural gas, oil, electricity and emission allowances,
  •
  the timing and extent of deregulation of, and competition in, the energy markets in North America, and the rules and regulations adopted on a transitional basis in those markets,
  •
  the conditions of the capital markets, interest rates, availability of credit, liquidity, and general conditions, as well as BGE's ability to maintain its current credit ratings,

  •
  the effectiveness of BGE's risk management policies and procedures and the ability of their counterparties to satisfy their financial and performance commitments,
  •
  the liquidity and competitiveness of wholesale markets for energy commodities,
  •
  operational factors affecting the start-up or ongoing commercial operations of Constellation's generating facilities (including nuclear facilities) and BGE's transmission and distribution facilities, including catastrophic weather related damages, unscheduled outages or repairs, unanticipated changes in fuel costs or availability, unavailability of gas transportation or electric transmission services, workforce issues, terrorism, liabilities associated with catastrophic events, and other events beyond BGE's control,
  •
  the inability of BGE to recover all its costs associated with providing electric retail customers service during the electric rate freeze period,
  •
  the effect of weather and general economic and business conditions on energy supply, demand, and prices,
  •
  regulatory or legislative developments that affect deregulation, transmission or distribution rates and revenues, demand for energy, or increase costs, including costs related to nuclear power plants, safety, or environmental compliance,
  •
  the actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements.
  •
  changes in accounting principles or practices,
  •
  losses on the sale or write down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets, and
  •
  cost and other effects of legal and administrative proceedings that may not be covered by insurance, including environmental liabilities.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and BGE cannot assure you that the results or developments anticipated by it will be realized or, even if realized, will have the expected consequences to or effects on BGE or its business prospects, financial condition or results of operations. Given these uncertainties, you should not place undue reliance on these forward-looking statements in making your investment decision. BGE expressly disclaims any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances that occur or arise or are anticipated to occur or arise after the date of this prospectus. In making an investment decision regarding the securities described in this prospectus, BGE is not making, and you should not infer, any representation about the likely existence of any particular future set of facts or circumstances.

USE OF PROCEEDS

The net proceeds from the sale of the debt securities will be used for general corporate purposes relating to BGE's utility business which may include the repayment of long-term debt, including its 7.16% Deferrable Interest Subordinated Debentures due June 30, 2038, underlying its outstanding 7.16% Trust Originated Preferred Securities. If BGE does not use the net proceeds immediately, BGE may temporarily invest them in short-term, interest-bearing obligations. The trust will invest all proceeds received from any sale of its preferred and common securities in BGE's junior subordinated debentures in connection with any offering of preferred and common securities. BGE will use the net proceeds from the sale of the junior subordinated debentures to the trust for the purpose described above. BGE will not receive any proceeds from the sale of any shares of common securities by any selling stockholder.

ACCOUNTING TREATMENT

For financial reporting purposes, the trust will be treated as a subsidiary of BGE, and the accounts of the trust will be included in BGE's financial statements. The preferred securities will be presented as a separate liability line item in BGE's balance sheet entitled "Company obligated mandatorily redeemable trust preferred securities of subsidiary trust holding solely    % debentures of BGE due                        , 2043," and disclosures concerning the preferred securities, the Preferred Securities Guarantee and the junior subordinated debentures will be included in the notes to the financial statements. For financial reporting purposes, BGE will record distributions paid on the preferred securities as interest expense.

DESCRIPTION OF SECURITIES

The following is a summary of the terms of the securities offered by this prospectus. The sections "DESCRIPTION OF THE PREFERRED SECURITIES," "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES", "DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE" and "RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE PREFERRED SECURITIES GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES HELD BY THE TRUST" contain a description of the material terms of the preferred securities but is not complete. BGE refers you to the Indenture and the forms of Declaration, Second Supplemental Indenture and Preferred Securities Guarantee that are exhibits to the registration statement of which this prospectus forms a part. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

Pursuant to the terms of the Declaration, the trustees on behalf of the trust will issue the preferred securities and the common securities. The preferred securities will represent preferred beneficial interests in the trust. As a holder of preferred securities you will be entitled to a preference in some circumstances with respect to distributions and amounts payable on redemption or liquidation over the common securities, as well as other benefits as described in the Declaration or made a part of the Declaration by the Trust Indenture Act or the Delaware Statutory Trust Act. The terms of the preferred securities will mirror the terms of the junior subordinated debentures held by the trust.

The preferred securities will rank on a parity, and payments will be made ratably with the common securities, except as described under "DESCRIPTION OF THE PREFERRED SECURITIES—Subordination of Common Securities." Legal title to the junior subordinated debentures will be held by the Property Trustee in trust for the benefit of the holders of the preferred securities and common securities. The Preferred Securities Guarantee will be a guarantee on a subordinated basis with respect to the common and preferred securities. The Preferred Securities Guarantee will not, however, guarantee payment of distributions or amounts payable on redemption or liquidation of the preferred securities when the trust does not have funds on hand available to make those payments. For more information on the payments guaranteed by the Preferred Securities Guarantee, see "DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE."

BGE and its affiliates conduct banking transactions with The Bank of New York which is a trustee under the Declaration, Indenture and Preferred Securities Guarantee.

DESCRIPTION OF THE PREFERRED SECURITIES

General

The Declaration authorizes the Administrative Trustee to issue preferred and common securities on behalf of the trust. The proceeds from the sale of the preferred and common securities will be used by the trust to purchase a series of junior subordinated debentures. The junior subordinated debentures issued by BGE will be held in trust by the Property Trustee for the benefit of the holders of the preferred and common securities. The assets of the trust available for distribution to the holders of its preferred securities will be limited to payments from BGE under the junior subordinated debentures. If BGE fails to make a payment on such junior subordinated debentures, the trust will not have sufficient funds to make related payments, including distributions, on the preferred securities.

The Preferred Securities Guarantee, when taken together with BGE's obligations under the junior subordinated debentures and the Indenture, and BGE's obligations under the Declaration, including obligations to pay all costs, expenses, debts and liabilities of the trust (other than with respect to the preferred and common securities and with respect to expenses that give rise to Additional Interest, which shall be paid by the Property Trustee upon receipt of Additional Interest from BGE), will provide a full and unconditional guarantee of amounts due on the preferred securities issued by the trust. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities. See "RELATIONSHIP AMONG PREFERRED SECURITIES, THE PREFERRED SECURITIES GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES HELD BY THE TRUST."

The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (Trust Indenture Act). The Property Trustee will act as indenture trustee for the preferred securities to be issued by the trust, in order to comply with the provisions of the Trust Indenture Act.

Distributions

The preferred securities represent undivided beneficial interests in the assets of the trust. Distributions on the preferred securities are cumulative and will accumulate from the date they are first issued at the annual rate of            % of the $25 per preferred security liquidation amount. Distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning                        , 2003. Distributions not paid when due will accumulate additional distributions, compounded quarterly, at the annual rate of            % on the amount of unpaid distributions. The term "distributions" includes any of these additional distributions. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period, shall be computed based on the actual number of days elapsed per 90-day quarter.

If distributions are payable on a date that is not a Business Day (as defined at the end of this paragraph), payment will be made on the next Business Day (and without any interest or other payment in respect for any delay). However, if the next Business Day is in the next calendar year, payment of distributions will be made on the immediately preceding Business Day. A "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in The City of New York or the State of Maryland are authorized or obligated by law, regulation or executive order to close.

Deferral of Distributions

BGE may at any time and from time to time, so long as no event of default has occurred and is continuing under the junior subordinated debentures, defer interest payments for up to 20 consecutive quarters. However, no deferral period will extend beyond the maturity date of the junior subordinated debentures. The trust will similarly defer quarterly distributions on the preferred securities during any deferral period, but the amount of distributions due to you would continue to accumulate at the rate stated above, compounded quarterly to the extent permitted by law.

BGE has no current intention to exercise its right to defer interest payments on the junior subordinated debentures. If BGE defers interest payments on the junior subordinated debentures, it would be subject to certain restrictions relating to the payment of dividends on or purchases of its capital stock and payments on its debt securities ranking equal with or junior to the junior subordinated debentures. See "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES—Option to Defer Interest Payments on the Junior Subordinated Debentures".

Payment of Distributions

Distributions on the preferred securities will be payable to holders named on the securities register of the trust on the relevant record date. Payments on the preferred securities represented by a global security will be made in immediately available funds to DTC, the depository for the preferred securities.

As long as the preferred securities are in book-entry only form, the record date for the payment of distributions will be one Business Day prior to the distribution date. If the preferred securities are ever issued in certificated form, the record date for the payment of distributions will be the 15th day of the last month of each calendar quarter, whether or not a Business Day.

Redemption

When BGE pays the junior subordinated debentures at maturity on                        , 2043 or upon early redemption, the Property Trustee will use the proceeds to redeem a Like Amount of the preferred and common securities. The Property Trustee will give you at least 30 days, but not more than 60 days, notice before the redemption date. The preferred and (unless there is a default under the junior subordinated debentures) common securities will be redeemed at a price equal to the liquidation amount of $25 per security plus accrued and unpaid distributions to the date of redemption (the "Redemption Price").

If less than all the outstanding preferred and common securities are redeemed, then the aggregate liquidation amount of preferred and common securities to be redeemed will be allocated 3% to the common securities holders, subject to the exceptions as described in "DESCRIPTION OF THE PREFERRED SECURITIES—Subordination of Common Securities" and 97% to the preferred securities holders. The preferred and (unless there is a default under the junior subordinated debentures) common securities to be redeemed will be selected by the Property Trustee by a method determined to be fair and appropriate by it subject to the subordination provisions of the common securities provided that, so long as the preferred securities are in book-entry form, such selection shall be made in accordance with the customary procedures for the Clearing Agency for such book-entry preferred securities.

"Like Amount" means (a) with respect to a redemption of the preferred and common securities, the preferred and common securities having an aggregate liquidation amount equal to the principal amount of junior subordinated debentures to be paid in accordance with the Indenture, (b) with respect to a distribution of junior subordinated debentures to holders of preferred and common securities in connection with a dissolution and liquidation of the trust, junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred and common securities in exchange for which such junior subordinated debentures are distributed and (c) with respect to any distribution of Additional Amounts to holders of preferred and common securities, junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred and common securities in respect of which such distribution is made.

"Liquidation Amount" means the stated amount of $25 per security.

Special Event Redemption

If a Tax Event or an Investment Company Event, as BGE defines below (each a Special Event) has occurred and is continuing, BGE may redeem the junior subordinated debentures, in whole but not in part. This will cause a mandatory redemption of the preferred and common securities, in whole but not in part, at the Redemption Price within 90 days following the occurrence of the Special Event.

"Tax Event" means that BGE will have received an opinion of counsel (which may be regular counsel to BGE or an affiliate but not an employee and which must be reasonably acceptable to the Property Trustee) experienced in such matters to the effect that, as a result of any

  •
  amendment to, or change (including any announced prospective change) in, the laws (or any regulations under those laws) of the United States or any political subdivision or taxing authority affecting taxation; or

  •
  interpretation or application of such laws or regulations by any court, governmental agency or regulatory authority,

in each case, which amendment or change is enacted, promulgated, issued or announced or which interpretation or application is issued or announced on or after the date of this prospectus, there is more than an insubstantial risk that:

  •
  the trust is, or will be within 90 days of the date of the opinion of counsel, subject to United States federal income tax with respect to interest received on the junior subordinated debentures;

  •
  interest payable by BGE to the trust on the junior subordinated debentures is not, or will not be within 90 days of the date of the opinion of counsel, deductible, in whole or in part, for United States federal income tax purposes; or

  •
  the trust is, or will be within 90 days of the date of the opinion of counsel, subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

"Investment Company Event" means the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority to the effect that the trust is or will be considered an "investment company" required to be registered under the Investment Company Act of 1940 and which change becomes effective on or after the date of this prospectus.

Redemption Procedures

The Property Trustee will give you at least 30 days but not more than 60 days prior notice of any redemption of preferred and common securities. To the extent funds are available for payment the Property Trustee will irrevocably deposit with DTC funds sufficient to pay the Redemption Price. Also at that time, the Property Trustee will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the preferred securities as further described under "BOOK-ENTRY ISSUANCE". If the preferred securities are no longer in book-entry form, the Property Trustee will, to the extent funds are available, irrevocably deposit with the paying agent sufficient funds to pay the Redemption Price for the preferred and common securities being redeemed. The Property Trustee will also give the paying agent irrevocable instructions and authority to pay the Redemption Price to the preferred and common securities holders upon surrender of their securities. Distributions to be paid on or prior to the redemption date for any securities called for redemption will be payable to the holders on the record dates for the related dates of distributions.

Once notice of redemption is given and funds are irrevocably deposited, all rights of the holders of the preferred and common securities called for redemption will cease. The preferred and common securities holders will receive the Redemption Price to the date of redemption and the securities will no longer be outstanding.

If any redemption date is not a Business Day, then the Redemption Price to the date of redemption will be payable on the next Business Day (and without any interest or other payment in respect of any such delay), except that if the Business Day is in the next calendar year, the Redemption Price will be payable on the preceding Business Day, in each case with the same force and effect as if made on the redemption date.

If payment of the Redemption Price for any preferred and common securities called for redemption is improperly withheld or refused and not paid either by the trust or by BGE pursuant to the Preferred Securities Guarantee, distributions on the preferred and common securities will continue to accumulate at the applicable rate from the original redemption date to the date of payment. In this case, the actual payment date will be the redemption date for purposes of calculating the Redemption Price.

BGE or its subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender, in the open market, or by private agreement.

Subordination of Common Securities

Payment of distributions on, and the redemption amount of, the preferred and common securities will be made pro-rata based on the aggregate liquidation amounts of the preferred and common securities. However, if a Debenture Event of Default has occurred and is continuing, no payments may be made on the common securities unless all unpaid amounts on the preferred securities have been provided for or paid in full.

If a Debenture Event of Default has occurred and is continuing, the common securities holder will be deemed to have waived any right to act with respect to the Debenture Event of Default or any related Declaration Event of Default until such Event of Default has been cured, waived or eliminated. Until any Declaration Events of Default with respect to the preferred securities have been cured, waived or eliminated, the Property Trustee will act solely on the behalf of holders (other than BGE) of the preferred securities and only such holders will have the right to direct the Property Trustee to act on such holders' behalf.

Liquidation Distribution Upon Dissolution

The Declaration states that the trust shall be dissolved on the earliest to occur of:

  •
  the expiration of the term of the trust;

  •
  the occurrence of a Bankruptcy Event in respect of a bankruptcy, dissolution or liquidation of BGE or an acceleration of the maturity of the junior subordinated debentures;

  •
  the distribution of the junior subordinated debentures directly to the holders of the preferred and common securities, at the optional election of BGE. For this distribution, BGE must give at least 30 days written notice prior to distribution to the trustees;

  •
  the redemption of all of the common and preferred securities; and

  •
  a court order for the dissolution of the trust is entered.

If dissolution of the trust occurs as described in the second or fifth bullets above, the trustees shall liquidate the trust as quickly as possible. If a dissolution of the trust occurs as described in the third bullet above, the trustees shall liquidate the trust on the date of distribution of the junior subordinated debentures specified by BGE in its notice delivered pursuant to the Declaration. After paying all amounts owed to creditors, the trustees will distribute to the holders of the preferred and common securities either:

1)
a Like Amount of junior subordinated debentures; or

2)
if the distribution of the junior subordinated debentures is determined by the Property Trustee not to be practical, cash equal to the aggregate liquidation amount per preferred and common security, plus accumulated and unpaid distributions thereon to the date of payment.

If the trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities shall be paid pro-rata, except that if a Debenture Event of Default has occurred and is continuing, the total amounts due on the preferred securities shall be paid before any distribution on the common securities.

Event of Default

Any one of the following is a "Declaration Event of Default" under the Declaration with respect to the preferred securities (whatever the reason for such Declaration Event of Default and whether it shall be voluntary or involuntary) or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

        (a)   the occurrence of a Debenture Event of Default;

        (b)   default by the trust in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

        (c)   default by the trust in the payment of the Redemption Price of any preferred or common security when it becomes due and payable; or

        (d)   default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the Declaration (other than those specified in clause (b) or (c) above) and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustees and to BGE by the holders of at least 25% in aggregate liquidation amount of the Outstanding Preferred Securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Declaration; or

        (e)   the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure of BGE to appoint a successor Property Trustee within 90 days thereof.

Within 90 days after the occurrence of a Declaration Event of Default known to the Property Trustee, the Property Trustee will notify the holders of the preferred and common securities, the Administrative Trustee and BGE, unless the Declaration Event of Default has been cured or waived.

BGE and the Administrative Trustee must file annually with the Property Trustee a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the Declaration.

If the Property Trustee fails to enforce its rights under the Declaration or the Indenture to the fullest extent permitted by law and subject to the terms of the Declaration and the Indenture, any holder of the preferred securities may sue BGE, or seek other remedies, to enforce the Property Trustee's rights under the Declaration or the Indenture with respect to junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred securities of such holder without first instituting a legal proceeding against the Property Trustee or any other person.

If any action under the Indenture is entitled to be taken by the holders of at least a specified percentage of the principal amount of the junior subordinated debentures, holders of the same percentage of the liquidation amount of preferred securities may take such action if it is not taken by the Property Trustee. However, if BGE fails to pay principal, premium or interest on the junior subordinated debentures, then a holder of preferred securities may sue BGE, or seek other remedies, to collect its pro-rata share of payments owed.

Removal of Trustees

Unless a Debenture Event of Default has occurred and is continuing, any trustee may be removed and replaced at any time by the holder of the common securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed and replaced only by the holders of at least a Majority in liquidation amount of the preferred securities then Outstanding. Only the holder of the common securities has the right to remove or replace the Administrative Trustee. No resignation or removal of any of the trustees and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Declaration.

Co-Trustees and Separate Property Trustee

Unless a Declaration Event of Default has occurred and is continuing, the holder of the common securities and the Administrative Trustee shall have the power:

  •
  to appoint one or more persons approved by the Property Trustee either to act as co-trustee, jointly with the Property Trustee, of all or any part of the trust property, or to act as separate trustee of any trust property, in either case with the powers as may be provided in the instrument of appointment; and

  •
  to vest in such person(s) in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Declaration.

If a Debenture Event of Default has occurred and is continuing, only the Property Trustee may appoint a co-trustee or separate property trustee.

Merger or Consolidation of Trustees

If any of the trustees merge, convert, or consolidate with or into another entity or sells its trust operations to another entity, the new entity shall automatically be the successor of such trustee under the Declaration, provided such corporation or other entity shall otherwise be qualified and eligible to be a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease all or substantially all of its properties and assets to any other entity (Merger Event), except as described below. The trust may, at BGE's request, with the consent of the Administrative Trustee and without the consent of the holders of its preferred securities, merge with or into consolidate, amalgamate or be replaced by another trust provided that:

  •
  the successor entity either (1) expressly assumes all of the obligations of the trust relating to the preferred securities or (2) substitutes for the preferred securities other securities having substantially similar terms to such preferred securities (successor securities) so long as the successor securities rank the same as the preferred securities for distributions and payments upon redemption and liquidation;

  •
  BGE expressly appoints a trustee of such successor entity who has the same powers and duties as the Property Trustee with respect to the junior subordinated debentures;

  •
  the successor securities are listed or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are listed, if any;

  •
  the Merger Event does not cause the preferred securities or successor securities to be downgraded by any nationally recognized statistical rating agency;

  •
  the Merger Event does not adversely affect the material rights, preferences and privileges of the holders of the preferred securities or successor securities in any material way;

  •
  the successor entity has a purpose substantially identical to that of the trust;

  •
  prior to the Merger Event, BGE has received an opinion of counsel to the effect that (1) such Merger Event does not adversely affect the rights, preferences or privileges of the holders of the preferred securities or any successor securities in any material way, and (2) following the Merger Event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

  •
  BGE owns all of the common securities of the successor entity and guarantees its obligations under the successor securities at least to the extent provided by the Preferred Securities Guarantee and the Declaration.

Notwithstanding the foregoing, the trust shall not, except with the consent of holders of 100% in liquidation amount of the preferred securities engage in a Merger Event that would cause the trust or the successor entity to be classified as an association taxable as a corporation or as other than a grantor trust for United States Federal income tax purposes.

There are no provisions that afford holders of any preferred securities protection in the event of a sudden and dramatic decline in credit quality of BGE resulting from any highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control of BGE. Nor are there any provisions that require the repurchase of any preferred securities upon a change in control of BGE.

Voting Rights; Amendment of Declaration

The holders of the preferred securities have no voting rights except as discussed under "DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE—Amendments and Assignment", and as otherwise required by law and the Declaration.

BGE and the trustees may amend the Declaration without the consent of the holders of the preferred securities:

  •
  to cure any ambiguity, correct or supplement any provisions in the Declaration that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Declaration, which shall not be inconsistent with the other provisions of the Declaration provided that any such amendment does not adversely affect the interests of any holder of preferred or common securities, or

  •
  to modify, eliminate or add to any provisions of the Declaration to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust and as other than an association taxable as a corporation or partnership at all times that any trust securities are outstanding, to ensure that the junior subordinated debentures will be treated as indebtedness of BGE or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act; provided however, that such amendments do not adversely affect in any material respect the rights of the holders of the preferred securities. Any amendments of the Declaration shall become effective when notice thereof is given to the holders of trust securities.

BGE and the trustees may, with (1) the consent of the holders of at least a Majority in the liquidation amount of all outstanding preferred securities, (2) an opinion of counsel stating that the action taken will not affect the trust's status as a grantor trust for federal income tax purposes, nor will the action affect the characterization of the junior subordinated debentures as debt for federal income tax purposes, and (3) an opinion of counsel stating that the action taken will not affect the trust's exemption from regulation as an investment company under the Investment Company Act of 1940, amend the Declaration for any other reason except to:

  •
  change the amount, timing or currency or otherwise adversely affect the method of payment of any distribution or liquidation amount on the preferred or common securities;

  •
  restrict the right of a preferred security holder to institute suit for enforcement of any distribution or liquidation amount on the preferred or common securities;

The changes described above require the approval of each holder of the preferred securities affected.

So long as any junior subordinated debentures are held by the Property Trustee on behalf of the trust, the trustees shall not:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or execute any trust or power conferred on the Debenture Trustee with respect to the junior subordinated debentures held by the trust;

  •
  waive any past default under the Indenture;

  •
  cancel an acceleration of the principal of the junior subordinated debentures; or

  •
  agree to any change in the Indenture, where approval is required.

The trustees cannot change anything previously approved by the preferred securities holders without getting those holders to approve the change. The Property Trustee shall notify all preferred securities holders of any notice received from the Debenture Trustee as a result of the trust being the holder of the junior subordinated debentures.

In addition, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel stating that the trust will continue to be classified as a grantor trust for federal income tax purposes.

As described in the Declaration, the Property Trustee may hold a meeting to have the preferred securities holders vote on a change or have them approve the change by written consent.

If a vote of preferred securities holders is taken or a consent is obtained, any preferred securities that are owned by BGE, the trustees or any affiliate of any of them will, for purposes of the vote or consent, be treated as if they were not outstanding.

Payment and Paying Agency

Payments in respect of preferred securities represented by global certificates shall be made to DTC as described under "BOOK-ENTRY ISSUANCE." If any preferred securities are not represented by global certificates, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustee and BGE. Payment will be made at the corporate trust office of the Property Trustee, as Paying Agent, in New York. That office is currently located at 101 Barclay Street, New York, New York 10286. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and BGE. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustee shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustee and BGE) to act as Paying Agent.

Registrar and Transfer Agent

The Property Trustee will act as the initial registrar and transfer agent for the preferred securities.

Registration of transfers or exchanges of preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust will not be required to register or cause to be registered the transfer of its preferred securities after such preferred securities have been called for redemption or after the liquidation date.

Information Concerning the Property Trustee

For matters relating to complying with the Trust Indenture Act, the Property Trustee will have all of the duties and responsibilities as an indenture trustee under the Trust Indenture Act. The Property Trustee, other than during the occurrence and continuance of a Declaration Event of Default, undertakes to perform only such duties as are specifically set forth in the Declaration and, upon the occurrence of a Declaration Event of Default, must use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers given it by the Declaration at the request of any holder of preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur thereby.

If no Declaration Event of Default has occurred and is continuing, and the Property Trustee is required to decide between alternative courses of action, construe ambiguous provisions in the Declaration or is unsure of the application of any provisions of the Declaration, and the matter is not one on which holders of preferred securities are entitled under the Declaration to vote, then the Property Trustee shall take such action as is directed by BGE and, if not so directed, may take such action as it deems advisable and in the best interests of the holders of the common and preferred securities of the trust and will have no liability except for its own negligent action, negligent failure to act or willful misconduct.

Miscellaneous

The Administrative Trustee is authorized and directed to conduct the affairs of and to operate the trust in such a way that

  •
  the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or to be classified as an association taxable other than as a grantor trust for federal income tax purposes and;

  •
  the junior subordinated debentures held by the trust will be treated as indebtedness of BGE for federal income tax purposes.

In this connection, BGE and the Administrative Trustee are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration, that BGE and the Administrative Trustee determine in their discretion to be necessary or desirable for such purposes.

Holders of the preferred securities have no preemptive or similar rights. The trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

Except as otherwise provided in the Declaration, any action requiring the consent or vote of the trustees shall be approved by the Administrative Trustee.

Governing Law

The Declaration will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

The junior subordinated debentures are to be issued under an Indenture, dated as of June 15, 1998, as supplemented from time to time (as so supplemented, the "Indenture"), between BGE and The Bank of New York, as trustee (the "Debenture Trustee"). The Indenture is qualified under the Trust Indenture Act. The junior subordinated debentures will be established as a series of securities under the Indenture pursuant to an indenture supplemental to the Indenture, an officers' certificate or a resolution of BGE's Board of Directors or a committee thereof. The Indenture and form of supplemental indenture are exhibits to the registration statement of which this prospectus forms a part.

General

The junior subordinated debentures will be unsecured and will be subordinate and junior in priority of payment to certain of BGE's other indebtedness which is described under "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES—Subordination." The Indenture does not limit the amount of junior subordinated debentures which BGE may issue, nor does it limit BGE from issuing any other secured or unsecured debt.

Concurrently with the issuance of the preferred securities, the trust will invest the proceeds of the preferred securities and the consideration BGE pays for the common securities, in the junior subordinated debentures that BGE issues. The junior subordinated debentures initially will be issued in an aggregate principal amount equal to $250,000,000, which is the sum of the maximum aggregate, stated liquidation amounts of the preferred securities and the common securities.

Interest on the Junior Subordinated Debentures

The junior subordinated debentures will bear interest at the annual rate of            % of their principal amount, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an interest payment date) commencing on                        , 2003, to the person in whose name each junior subordinated debenture is registered, subject to certain exceptions, at the close of business on the regular record date for such interest installment, which, in the respect of (i) junior subordinated debentures of which the Property Trustee is the holder and the preferred securities are in book-entry only form or (ii) a global debenture, shall be the close of business on the business day next preceding that interest payment date. Notwithstanding the foregoing sentence, if (i) the junior subordinated debentures are held by the Property Trustee and the preferred securities are no longer in book-entry form or (ii) the junior subordinated debentures are not held by the Property Trustee and not represented by a global debenture, the regular record date for such interest installment which shall be the preceding an interest payment date. It is anticipated that, until any liquidation of the trust, the junior subordinated debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the common and preferred securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and the amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed in such 90-day period. If any date on which interest is payable on the junior subordinated debentures is not a Business Day, then payment of the interest payable on that date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Accrued interest that is not paid on the interest payment date will bear compounded interest to the extent permitted by law at the annual rate of            % compounded quarterly from the interest payment date ("Compounded Interest"). The term "interest" as used in this prospectus includes quarterly interest payments, interest on quarterly interest payments not paid on the interest payment date and Additional Interest, which are described below under "—Additional Interest BGE May Have to Pay on the Junior Subordinated Debentures."

Subordination of the Junior Subordinated Debentures

The junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all of BGE's Senior Indebtedness. At September 30, 2003, BGE's Senior Indebtedness totaled approximately $1.95 billion. The junior subordinated debentures will rank on a parity with any other series of junior subordinated debentures that BGE and the trust may issue under the Indenture and will be unsecured and subordinate and junior in right of payment to all of BGE's Senior Indebtedness. The Indenture does not limit BGE's incurrence or issuance of other secured or unsecured debt, including senior indebtedness, whether under the Indenture or any existing or other indenture that BGE may enter into in the future or otherwise. BGE expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

Option to Defer Interest Payments on the Junior Subordinated Debentures

So long as no Debenture Event of Default has occurred and is continuing, BGE has the right under the Indenture at any time or from time to time during the term of the junior subordinated debentures to defer payment of interest on the junior subordinated debentures for a period not exceeding 20 consecutive quarters with respect to each deferral period. No deferral period, however, may extend beyond the maturity date of the junior subordinated debentures, which is                        , and no interest will be due and payable until the end of the deferral period, except upon a redemption of the junior subordinated debentures during a deferral period. At the end of a deferral period, BGE must pay all interest then accrued and unpaid on the junior subordinated debentures, together with Compounded Interest. BGE may pay at any time all or any portion of the interest accrued to that point during a deferral period. During a deferral period, interest will continue to accrue and holders of junior subordinated debentures or holders of preferred securities while that series is outstanding will be required to accrue interest income for United States federal income tax purposes. For more information about the tax consequences of an extension period, see "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES—Interest Income and Original Issue Discount."

During any deferral period, BGE may not:

1.
declare or pay any dividend on, make any distributions, or redeem, purchase, acquire, or make a liquidation payment on any shares of BGE's capital stock or make any related guarantee payment other than:

•
as a result of a reclassification of its capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of its capital stock;

•
any declaration of a dividend in connection with the implementation of a shareholder rights plan, the issuance of stock under any plan in the future, or the redemption or repurchase of any rights pursuant to any plan;

•
purchases of its common stock related to the issuance of stock under any of BGE's benefit plans for its directors, officers or employees;

•
obligations under any BGE dividend reinvestment or stock purchase plan; or

•
purchases of fractional interests in shares of BGE capital stock pursuant to the conversion or exchange provisions of the capital stock or security being converted or exchanged;

2.
make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by BGE which rank equal with or junior to the junior subordinated debentures; and

3.
make any guarantee payments on these securities (other than pursuant to the Preferred Securities Guarantee and any similar guarantee with respect to preferred securities of an entity holding securities issued by BGE under the Indenture).

The restrictions described above in clauses 1, 2 and 3 will also apply if there occurs and is continuing a default under the Indenture or if BGE defaults on its obligations under the Preferred Securities Guarantee.

Prior to the termination of any deferral period, BGE may further extend the interest payment period. However, the deferral period, together with all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity date of the junior subordinated debentures. After the termination of any deferral period and the payment of all amounts due, BGE may decide to begin a new deferral period, subject to the above requirements.

If the Property Trustee is the sole holder of the junior subordinated debentures, BGE will give the Administrative Trustee and the Property Trustee notice of its selection of any deferral period one Business Day prior to the earlier of:

  •
  the next date distributions on the preferred securities would be payable but for such deferral; or

  •
  the date the trust is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the preferred securities of the record date or the date any distribution is payable.

If the Property Trustee is not the sole holder of the junior subordinated debentures, BGE will give the junior subordinated debenture holders notice of its selection of any deferral period at least one Business Day prior to the earlier of:

  •
  the next regular record date; or

  •
  the date upon which BGE is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the junior subordinated debentures of the record or payment date of any related interest payment.

Additional Interest BGE May Have to Pay on the Junior Subordinated Debentures

If the trust or the Property Trustee is required to pay any additional taxes, duties assessments, or other governmental charges (other than United States federal income taxes attributable to trust property) as a result of a tax event, BGE will pay as Additional Interest on the junior subordinated debentures the amounts required so that the distributions payable by the trust will not be reduced as a result of any additional taxes, duties or other governmental charges.

Pursuant to the Declaration, BGE, as the holder of the common securities, will agree to pay all debts and other obligations, other than with respect to the preferred securities, and all costs and expenses of the trust. The expenses include costs and expenses relating to the organization of the trust, the fees and expenses of the trustees and the costs and expenses relating to the operation of the trust, but do not include expenses that give rise to Additional Interest.

Distribution of the Junior Subordinated Debentures

If the Property Trustee distributes the junior subordinated debentures to the preferred and common securities holders upon dissolution and liquidation of the trust, the junior subordinated debentures will be issued in denominations of $25 and integral multiples thereof. BGE anticipates that the junior subordinated debentures would be distributed in the form of one or more global securities and DTC, or any successor depository, for the preferred securities, would act as depository for the junior subordinated debentures. It is anticipated that the depositary arrangements for the junior subordinated debentures would be substantially identical to those in effect for the preferred securities.

For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "DESCRIPTION OF THE PREFERRED SECURITIES—Payment and Paying Agency and "BOOK-ENTRY ISSUANCE". If junior subordinated debentures are distributed to the holders of preferred and common securities in exchange for them upon liquidation of the trust, BGE will use its best efforts to list the junior subordinated debentures on the New York Stock Exchange. There can be no assurance as to the market price of any junior subordinated debentures that may be distributed to the holders of preferred and common securities.

The Indenture does not contain any provisions that would provide protection to holders of the junior subordinated debentures against a sudden and dramatic decline in credit quality of BGE resulting from any highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control.

The Indenture allows BGE to merge or consolidate with another company, or to sell all or substantially all of BGE's assets to another company provided that certain conditions are satisfied. If these events occur, the other company will be required to assume BGE's responsibilities relating to the junior subordinated debentures, and BGE will be released from all liabilities and obligations. See "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES—Consolidation, Merger or Sale" for a more detailed discussion.

The Indenture provides that BGE and the Debenture Trustee may change certain of their obligations or certain of your rights concerning the junior subordinated debentures. However, to change the amount or timing of principal, interest or other payments or redemption terms under the junior subordinated debentures, every holder must consent. See "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES—Modification of Subordinated Indenture; Waiver" for a more detailed discussion.

Consolidation, Merger or Sale

The Indenture provides that BGE may not consolidate or merge with or into any other corporation (whether or not BGE is the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any entity or group of affiliated entities, in one transaction or a series of related transactions, unless:

  •
  BGE shall be the continuing entity, or the entity (if other than BGE) formed by such consolidation or with which or into which BGE is merged or the entities (or group of affiliated entities) to which all or substantially all of BGE's properties and assets are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States or any State or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, all of BGE's obligations under the junior subordinated debentures and the Indenture executed and delivered to the Debenture Trustee in form satisfactory to the Debenture Trustee;

  •
  immediately before and after the transaction no Debenture Event of Default, and no default, under the Indenture shall have occurred and be continuing;

  •
  BGE shall have delivered to the Debenture Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture complies with the Indenture and such other conditions as may be established in connection with the issuance of the applicable junior subordinated debentures.

The general provisions of the Indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control or other transaction involving BGE that may adversely affect holders of the junior subordinated debentures.

Events of Default

The following are Debenture Events of Default under the Indenture with respect to any series of junior subordinated debentures issued:

  •
  failure to pay interest, including Compounded Interest, when due and such failure continues for 30 days and the time for payment has not been extended or deferred;

  •
  failure to pay the principal (or premium, if any) when due, excluding BGE's failure to deposit money for a redemption at BGE's option;

  •
  failure to observe or perform any other covenant, warranty or agreement contained in the junior subordinated debentures or in the Indenture (other than a covenant, agreement or warranty included in the Indenture solely for the benefit of another series of junior subordinated debentures), and such failure continues for a period of 60 days after BGE receives notice from the Debenture Trustee or holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debentures of that series; and

  •
  certain events of bankruptcy, insolvency or reorganization.

The Indenture provides that the Debenture Trustee shall, within 30 days after the occurrence of any default or Debenture Event of Default, give the holders of junior subordinated debentures notice of all uncured defaults or Debenture Events of Default known to it (the term "default" includes any event which after notice or passage of time or both would be a Debenture Event of Default). However, except in the case of a Debenture Event of Default or a default in payment of the principal, premium or interest on any junior subordinated debentures, the Debenture Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or directors or Responsible Officers of the Debenture Trustee in good faith determine that the withholding of notice is in the interest of the holders of junior subordinated debentures.

If a Debenture Event of Default (other than due to events of bankruptcy, insolvency or reorganization) occurs and is continuing, the Debenture Trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debentures by notice in writing to BGE (and to the Debenture Trustee if notice is given by such holders), may declare the unpaid principal of and accrued interest, if any, to the date of acceleration on all the outstanding junior subordinated debentures to be due and payable immediately and, upon any such declaration, the junior subordinated debentures shall become immediately due and payable.

If a Debenture Event of Default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the outstanding junior subordinated debentures will become immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any holder of any junior subordinated debenture.

The holders of not less than a majority in principal amount of the outstanding junior subordinated debentures (or if such junior subordinated debentures are held by the trust, the holders of at least a Majority in Liquidation Amount of the preferred securities) may waive any default or Debenture Event of Default and its consequences, except:

1)
defaults or Debenture Events of Default regarding payment of principal, premium or interest, including Compounded Interest; or

2)
provisions of the Indenture that cannot be modified without the consent of all the holders of the affected series.

Any such waiver shall cure such default or Debenture Event of Default.

If a Debenture Event of Default with respect to the junior subordinated debentures has occurred and is continuing and such event is attributable to the failure of BGE to pay interest or principal on such junior subordinated debentures on the date such interest or principal is due and payable, a holder of the preferred securities may institute a legal proceeding directly against BGE for enforcement of payment to such holder of the principal of or interest on the junior subordinated debentures, including any Compounded Interest, having a principal amount equal to the aggregate liquidation amount of the preferred securities of such holder (a "Direct Action"). BGE may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the preferred securities outstanding. If the right to bring a Direct Action is removed, the trust may become subject to the reporting obligations under the Exchange Act. BGE shall have the right under the Indenture to set-off any payment made to such holder of the preferred securities by BGE in connection with a Direct Action.

The holders of the preferred securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debentures unless there shall have been a Declaration Event of Default. See "DESCRIPTION OF THE PREFERRED SECURITIES—Events of Default".

Subject to the terms of the Indenture, if an event of default shall occur and be continuing, the Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered the Debenture Trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding junior subordinated debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred on the Debenture Trustee, with respect to the junior subordinated debentures, provided that:

  •
  it is not in conflict with any law or the Indenture;

  •
  the Debenture Trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

  •
  subject to its duties under the Trust Indenture Act, the Debenture Trustee need not take any action that might involve the Debenture Trustee in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

No holder of the junior subordinated debentures will have any right to institute a proceeding under the Indenture or to appoint a receiver or trustee, or to seek other remedies unless:

  •
  the holder has given to the Debenture Trustee written notice of a continuing Debenture Event of Default;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debentures have made written request, and the holder(s) have offered reasonable indemnity to the Debenture Trustee to institute such proceedings as trustee; and

  •
  the Debenture Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of any series other conflicting directions within 60 days after such notice, request and offer.

These limitations do not apply to a suit instituted by a holder of a junior subordinated debenture if BGE defaults in the payment of the principal, premium or interest on the junior subordinated debenture.

The Indenture requires that BGE periodically file statements with the Debenture Trustee regarding its compliance with certain of the covenants in the Indenture. BGE must report any Debenture Event of Default or default with respect to any junior subordinated debentures that it knows of.

Modification of Subordinated Indenture; Waiver

BGE and the Debenture Trustee may change the Indenture without the consent of any holders with respect to certain matters, including:

  •
  to fix any ambiguity, defect or inconsistency or to change any provision which may be inconsistent with any other provision of the Indenture; and

  •
  to change anything that does not materially adversely affect the interests of any holder of junior subordinated debentures or the preferred securities if they are outstanding.

In addition, under the Indenture, BGE's rights and obligations and the rights of holders of the junior subordinated debentures may be changed by BGE and the Debenture Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding junior subordinated debentures. However, the following changes may not be made without the consent of each holder of any outstanding junior subordinated debentures affected:

  •
  change the Stated Maturity of the principal of, or any installment of principal of or interest on, any such junior subordinated debentures;

  •
  reduce the principal amount, or the rate of interest, or any premium payable upon the redemption of any such junior subordinated debentures;

  •
  change the place of payment, or currency, for payment of principal of (or premium, if any) or interest;

  •
  impair the right to institute suit for the enforcement of any payment;

  •
  change any of the provisions discussed above or provisions relating to the waiver of certain past defaults or certain covenants;

  •
  change the provisions of the Indenture relating to the subordination of the junior subordinated debentures in a manner adverse to the holders;

  •
  reduce the percentage in principal amount of outstanding junior subordinated debentures of any series necessary to change the Indenture, or to waive compliance with certain provisions or defaults or events of default under the Indenture and their consequences; or

  •
  change the redemption provisions of any junior subordinated debenture in a manner adverse to the holder.

The Indenture provides that if any of the junior subordinated debentures are held by the trust, BGE and the Debenture Trustee shall not enter into any supplemental indenture for the purposes of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture, that adversely affects the holders of the preferred securities of the trust without the prior consent of the holders of each preferred security.

Defeasance and Covenant Defeasance

The Indenture provides that BGE may elect either:

(A) to defease and be discharged from any and all obligations with respect to such junior subordinated debentures then outstanding ("defeasance"), except for the obligations to register the transfer or exchange of such junior subordinated debentures; to replace temporary or mutilated, destroyed, lost or stolen junior subordinated debentures; to maintain an office or agency in respect of the junior subordinated debentures; and to hold moneys for payment in trust; or

(B) to be released from its obligations with respect to such junior subordinated debentures then outstanding under any sections of the Indenture applicable to such junior subordinated debentures that are subject to covenant defeasance ("covenant defeasance") except for the obligations to register the transfer or exchange of such junior subordinated debentures; to replace temporary or mutilated, destroyed, lost or stolen junior subordinated debentures; to maintain an office or agency in respect of the junior subordinated debentures; to properly apply money collected; to restore the rights and remedies of the trustees and the holders under the Indenture after a proceeding to enforce such rights or remedy has been discontinued, abandoned or determined adversely; to appoint successor trustees, if a trustee should resign, be removed or become incapable of acting; to pay the principal of, and premium if any, and interest on the junior subordinated debentures; to file with the trustee certain reports filed with the SEC; to waive any stays, extension laws or usury laws; and to hold moneys for payment in trust. BGE may omit to comply with and will have no liability in respect of any term, condition or limitation in the Indenture, except as noted above, and such omission to comply will not constitute an Event of Default.

As a condition to defeasance or covenant defeasance, BGE must:

  •
  deposit with the Debenture Trustee, under the terms of an irrevocable trust agreement, money or U.S.-Government Obligations sufficient to pay all remaining indebtedness on the junior subordinated debentures;

  •
  in the case of defeasance under clause (A) above, deliver to the trustee either a ruling directed to the trustee received from the Internal Revenue Service, or an opinion of counsel (as defined in the Indenture) based on such ruling or on a change in the applicable federal income tax law since the date of the Indenture, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of junior subordinated debentures will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

  •
  in the case of covenant defeasance under clause (B) above, deliver to the trustee an opinion of counsel (as defined in the Indenture) or a ruling directed to the trustee received from the Internal Revenue Service to the effect that the holders of junior subordinated debentures will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

  •
  comply with certain other Indenture requirements.

Under current federal income tax law, defeasance would likely be treated as a taxable exchange of such junior subordinated debentures for interests in the defeasance trust. As a consequence a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for such junior subordinated debentures and the value of the holder's proportionate interest in the defeasance trust, and thereafter would be required to include in income a proportionate share of the income, gain and loss of the defeasance trust. Under current Federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such Junior Subordinated Debt Securities. Purchasers of such Junior Subordinated Debt Securities should consult their own advisors with respect to the tax consequences to them of such defeasance and covenant defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

BGE may exercise its defeasance option with respect to junior subordinated debentures notwithstanding its prior exercise of its covenant defeasance option. If BGE exercises its defeasance option, payment of the junior subordinated debentures may not be accelerated because of an Event of Default. If BGE exercises its covenant defeasance option, payment of such junior subordinated debentures may not be accelerated by reference to the covenants noted under clause (B) above. However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on such junior subordinated debentures, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Subordination

The junior subordinated debentures will be subordinate in right of payment, to the extent set forth in the Indenture, to all Senior Indebtedness of BGE. If BGE defaults in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until such default has been cured or waived or has ceased to exist or all Senior Indebtedness has been paid, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) may be made or agreed to be made on the junior subordinated debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the junior subordinated debentures.

"Senior Indebtedness" shall mean the principal, premium, and interest BGE owes whether now outstanding or subsequently incurred on:

  •
  obligations for money borrowed (including Capital Lease Obligations and purchase money obligations with an original maturity in excess of one year) or evidenced by debentures (other than junior subordinated debentures issued under the Indenture), bonds, notes, bankers' acceptances or other corporate preferred securities or similar instruments issued by BGE;

  •
  letters of credit;

  •
  guarantees or assumptions of indebtedness of others of the type referred to in the above two bullet points including through an agreement to purchase, contingent or otherwise;

  •
  dividends of others for the payment of which BGE is responsible or liable as obligor, guarantor or otherwise;

  •
  obligations of others secured by any property or asset of BGE of the type referred to in the above four bullet points (whether or not such obligation is assumed by BGE), the amount of such obligation being the lesser of the value of such property or assets or the amount of the secured obligation; or

  •
  renewals, extensions or refundings of any of the obligations referred to in the above five bullet points unless, in the case of any particular obligation or renewal, extension or refunding thereof, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, the obligation or renewal, extension or refunding thereof is not superior in right of payment to, or is equal with, the junior subordinated debentures.

The term "Capital Lease Obligations" means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet prepared in accordance with generally accepted accounting principals.

The payment of the principal of and premium, if any, and any interest on the junior subordinated debentures (including making any deposit pursuant to the provisions described under "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES—Defeasance and Covenant Defeasance" or repurchasing, redeeming or otherwise retiring any junior subordinated debentures) will to the extent set forth in the Indenture be subordinated in right of payment to the prior payment in full of all of BGE's Senior Indebtedness.

Upon any payment or distribution of assets or securities to creditors upon BGE's dissolution, winding up, or total or partial liquidation or reorganization whether voluntary or involuntary or in bankruptcy, insolvency, receivership or similar proceedings, the holders of all BGE's

Senior Indebtedness will first be entitled to receive payment in full in cash or cash equivalents of the principal, premium or interest due before the holders of the junior subordinated debentures will be entitled to receive any payment or distribution.

In addition, if the Debenture Trustee under the Indenture or the holder of any junior subordinated debenture receives any payment or distribution of assets before all of BGE's Senior Indebtedness is paid in full, or effective provision is made for its payment, then such payment or distribution will be required to be paid or delivered to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of BGE's assets for application to the payment of all BGE's Senior Indebtedness then due.

No direct or indirect payment by or on behalf of BGE of principal, premium or interest on the junior subordinated debentures, shall be made if, at the time of such payment, there exists:

(1)
a default in the payment of all or any portion of any Senior Indebtedness or any other default pursuant to which the maturity of any Senior Indebtedness has been accelerated; and

(2)
in either case, requisite notice has been given to the Debenture Trustee and such default shall not have been cured or waived by the Debenture Trustee or the holders of such Senior Indebtedness.

Subject to the payment in full of all of BGE's Senior Indebtedness, the holders of the junior subordinated debentures shall be subrogated to the rights of holders of BGE's Senior Indebtedness to receive payments or distributions of assets from BGE applicable to its Senior Indebtedness until the junior subordinated debentures are paid in full. As a result of these subordination provisions, in the event of BGE's insolvency, holders of the junior subordinated debentures may recover ratably less than holders of BGE's Senior Indebtedness.

Form, Exchange, and Transfer

Except in limited circumstances upon the dissolution of the trust (as described in the Indenture) the junior subordinated debentures will be issueable only in fully registered form without coupons and,, in denominations of $25 and any integral multiple thereof.

At the option of the holder, subject to the terms of the Indenture and the limitations applicable to global securities described herein, junior subordinated debentures will be exchangeable for other junior subordinated debentures, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the Indenture and the limitations applicable to global securities set forth herein, junior subordinated debentures may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Registrar or at the office of any transfer agent designated by BGE for such purpose without service charge upon payment of any taxes or other governmental charges as described in the Indenture. BGE has appointed the Debenture Trustee as Registrar. BGE may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that BGE will be required to maintain a transfer agent in each place of payment for the junior subordinated debentures.

If the junior subordinated debentures are to be redeemed, BGE will not be required to:

  •
  issue, register the transfer of, or exchange any junior subordinated debentures of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such junior subordinated debentures that may be selected for redemption and ending at the close of business on the day of such mailing; or

  •
  register the transfer of or exchange any junior subordinated debentures so selected for redemption, in whole or in part, except the unredeemed portion of any such junior subordinated debentures being redeemed in part.

Payment and Paying Agents

Payment of the interest on any junior subordinated debentures on any Interest Payment Date will be made to the person in whose name such junior subordinated debentures (or one or more predecessor securities) is registered at the close of business on the record date for such interest.

Principal of and any premium and interest on the junior subordinated debentures will be payable at the office of the paying agents designated by BGE, and, interest payments may be made by check mailed to the holder as such address appears in the Registrar. The corporate trust office of the Debenture Trustee in the City of New York will be designated as BGE's sole paying agent for payments with respect to the junior subordinated debentures. BGE will be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

All moneys paid by BGE to a paying agent for the payment of the principal of or any premium or interest on any junior subordinated debenture which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to BGE, and the holder of the security thereafter may look only to BGE for payment thereof.

Trust Expenses

Pursuant to the Declaration, BGE shall be responsible for and shall pay for all obligations (other than with respect to the preferred and common securities) and all costs and expenses of the trust, any and all taxes attributable to the initial contribution of trust property (other than United States federal income taxes attributable to trust property) and all liabilities, costs and expenses with respect to such taxes of the trust. Such payment obligation will include any costs, expenses or liabilities of the trust that are required by applicable law to be satisfied in connection with a termination of the trust. Any taxes (other than United States federal income taxes attributable to trust property) that are not attributable to the initial contribution of trust property will be paid by the Property Trustee upon receipt of Additional Interest payments from BGE.

Information Concerning the Debenture Trustee

The Debenture Trustee will have and be subject to all the duties and responsibilities specified with respect to a debenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is not obligated to exercise any of the powers vested in it by the Indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties under the Indenture.

Governing Law

The Indenture will be governed by and construed in accordance with the laws of the State of New York (other than the choice of law provisions thereof) except to the extent that the Trust Indenture Act shall be applicable.

DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

General

BGE will execute the Preferred Securities Guarantee, which benefits the holders of the preferred securities, at the same time that the trust issues the preferred securities. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee (Preferred Guarantee Trustee) under the Preferred Securities Guarantee for the purposes of compliance with the Trust Indenture Act. The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the preferred securities holders.

BGE will irrevocably agree, as described in the Preferred Securities Guarantee, to pay in full or on a subordinated basis, to the holders of the preferred securities issued by the trust, the

Preferred Securities Guarantee Payments (as defined below) (except to the extent previously paid), when and as due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments, to the extent not paid by the trust (Preferred Securities Guarantee Payments), will be covered by the Preferred Securities Guarantee:

  •
  any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent that the trust has funds available to make the payment;

  •
  the redemption price and all accrued and unpaid distributions to the date of redemption with respect to any preferred securities called for redemption by the trust to the extent that the trust has funds available to make the payment; and

  •
  upon a voluntary or involuntary dissolution and liquidation of the trust (other than in connection with a distribution of junior subordinated debentures to holders of such preferred securities or the redemption of all such preferred securities), the lesser of

  (1)
  the aggregate of the Liquidation Amount for each preferred security plus all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the trust has funds available to make the payment; and

  (2)
  the amount of assets of the trust remaining available for distribution to holders of preferred securities upon a dissolution and liquidation of the trust (Liquidation Payment).

BGE's obligation to make a Preferred Securities Guarantee Payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders on a subordinated basis. While BGE's assets will not be available pursuant to the Preferred Securities Guarantee to pay any distribution, Liquidation Payment or redemption price on any preferred securities if the trust does not have funds available, BGE has agreed under the Declaration to pay all expenses of the trust except the trust's obligations under its preferred securities and for expenses that give rise to Additional Interest.

No single document executed by BGE related to the issuance of the preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of BGE's obligations under the Preferred Securities Guarantee, the Declaration, the junior subordinated debentures and the Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under its preferred securities.

Status of the Preferred Securities Guarantee

The Preferred Securities Guarantee will constitute an unsecured obligation of BGE and will rank:

  •
  subordinate and junior in right of payment to all of BGE's Senior Indebtedness to the extent and in the same manner set forth in the Indenture with respect to junior subordinated debentures;

  •
  equal with BGE's senior most preference stock now or hereafter issued by BGE, and with any guarantee now or hereafter issued by it in respect of preferred stock of any of its affiliates;

  •
  senior to any preferred or preference stock of the Guarantor ranking junior to the senior most preferred or preference stock of the Guarantor now or hereafter issued; and

  •
  senior to BGE's common stock.

The Declaration requires that the holder of preferred securities accept the subordination provisions and other terms of the Preferred Securities Guarantee. The Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (in other words the holder of the guaranteed security may sue BGE, or seek other remedies, to enforce its rights under the Preferred Securities Guarantee without first suing any other person or entity). The Preferred Securities Guarantee will not be discharged except by payment of the Preferred Securities Guarantee Payments in full to the extent not previously paid or upon distribution to the holders of the Preferred Securities of junior subordinated debentures pursuant to the Declaration.

The Preferred Securities Guarantee places no limitation on the amount of additional Senior Indebtedness that may be incurred by BGE. BGE expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

Amendments and Assignment

Except with respect to any changes which do not materially adversely affect the rights of the preferred securities holders in any material respect (in which case no consent of the holders will be required), the Preferred Securities Guarantee may only be amended with the prior approval of the holders of at least a Majority in Liquidation Amount of the preferred securities (excluding any preferred securities held by BGE or one of its affiliates). A description of the way to obtain any approval is described under "DESCRIPTION OF THE PREFERRED SECURITIES—Voting Rights; Amendment of Declaration." All guarantees and agreements contained in the Preferred Securities Guarantee will be binding on BGE's successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the preferred securities.

BGE may not assign its obligations under the Preferred Securities Guarantee except in connection with a consolidation, merger or sale involving BGE that is permitted under the terms of the Indenture and then only if any such successor or assignee agrees in writing to perform BGE's obligations under the Preferred Securities Guarantee.

Preferred Securities Guarantee Events of Default

An event of default under the Preferred Securities Guarantee (Preferred Securities Guarantee Event of Default) occurs if BGE fails to make any of its required payments or perform its obligations under the Preferred Securities Guarantee, provided that BGE shall have received notice of such default from the Preferred Guarantee Trustee and has not cured such default within 60 days after it receives the notice. However, these notice and cure provisions do not apply to an event of default resulting from BGE's failure to make any of the Preferred Securities Guarantee Payments.

The holders of not less than a Majority in Liquidation Amount of the preferred securities (excluding any preferred securities held by BGE or one of its affiliates) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee relating to the Preferred Securities Guarantee or to direct the exercise of any trust or power given to the Preferred Guarantee Trustee under the Preferred Securities Guarantee.

The holders of not less than a Majority Liquidation Amount of the preferred securities have the right, by vote, to waive any past events of default and its consequences under the Preferred Securities Guarantee. If such a waiver occurs, any such event of default will cease to exist and be deemed to have been cured under the terms of the Preferred Securities Guarantee.

BGE, as guarantor, is required to file annually with the Preferred Guarantee Trustee a certificate as to whether or not BGE is in compliance with all the conditions and covenants applicable to it under the Preferred Securities Guarantee.

Information Concerning the Preferred Guarantee Trustee

The Preferred Guarantee Trustee, other than during the occurrence and continuance of a Preferred Securities Guarantee Event of Default, will only perform the duties that are specifically described in the Preferred Securities Guarantee. After a Preferred Securities Guarantee Event of Default has occurred and is continuing, the Preferred Guarantee Trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Preferred Guarantee Trustee is under no obligation to exercise any of its powers as described in the Preferred Securities Guarantee at the request of any preferred securities holder unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. However, such a requirement does not relieve the Preferred Guarantee Trustee of its obligations to exercise its rights and powers under the Preferred Securities Guarantee upon the occurrence of a Preferred Securities Guarantee Event of Default.

Termination of the Preferred Securities Guarantee

The Preferred Securities Guarantee will terminate once the preferred securities are paid in full or upon distribution of the junior subordinated debentures to the holders of the preferred securities. The Preferred Securities Guarantee will continue to be effective or will be reinstated if at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the Preferred Securities Guarantee.

Governing Law

The Preferred Securities Guarantee will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE PREFERRED SECURITIES GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES HELD BY THE TRUST

Payments of distributions and redemption and liquidation payments due on the preferred securities (to the extent the trust has funds available for the payments) will be guaranteed by BGE to the extent described under "DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE." No single document executed by BGE in connection with the issuance of the preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of BGE's obligations under the Preferred Securities Guarantee, the Declaration, the junior subordinated debentures and the Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under its preferred securities.

Notwithstanding anything to the contrary in the Indenture, BGE has the right to set-off any payment it is otherwise required to make thereunder with and to the extent BGE has theretofore made, or is concurrently on the date of such payment making, a payment under the Preferred Securities Guarantee.

A holder of any preferred security may sue BGE, or seek other remedies, to enforce its rights under the Preferred Securities Guarantee without first instituting a legal proceeding against the Preferred Guarantee Trustee, the trust or any other person or entity.

As long as BGE makes payments of interest and other payments when due on the junior subordinated debentures held by the trust, such payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities, primarily because:

  •
  the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate liquidation amount of the preferred and common securities;

  •
  the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

  •
  the Declaration provides that BGE shall pay for any and all costs, expenses and liabilities of the trust (either directly or, in case of certain taxes and related expenses, by making Additional Interest payments to the Property Trustee) except the trust's obligations under the preferred or common securities; and

  •
  the Declaration provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

If and to the extent that BGE does not make payments on such junior subordinated debentures, the trust will not have funds available to make payments of distributions or other amounts due on the preferred securities.

A principal difference between the rights of a holder of a preferred security (which represents an undivided beneficial interest in the assets of the trust) and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture will accrue, and (subject to any permissible extension of the interest payment period) is entitled to receive, interest on the principal amount of junior subordinated debentures held, while a holder of preferred securities is entitled to receive distributions only if and to the extent the trust has funds available for the payment of such distributions.

Upon any voluntary or involuntary dissolution or liquidation of the trust not involving a distribution of the junior subordinated debentures held by the trust, after satisfaction of liabilities to creditors of the trust, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, the Liquidation Distribution in cash. See "DESCRIPTION OF THE PREFERRED SECURITIES—Liquidation Distribution Upon Dissolution." Upon any voluntary liquidation or bankruptcy of BGE, the trust, as holder of the junior subordinated debentures, would be a creditor of BGE, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal, premium, if any, and interest, before any of BGE's common stockholders receive payments or distributions.

A default or event of default under any Senior Indebtedness would not constitute an Event of Default under the Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of BGE, the subordination provisions of the junior subordinated debentures provide that no payments may be made in respect of the junior subordinated debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on junior subordinated debentures would constitute an Event of Default under the junior subordinated debentures.

BOOK ENTRY ISSUANCE

Purchases of preferred securities or junior subordinated debentures within the DTC system must be made by or through direct participants, which will receive a credit for the preferred securities or junior subordinated debentures on DTC's records. The ownership interest of each beneficial owner of each preferred security and each junior subordinated debenture within the DTC system is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities or junior subordinated debentures. Transfers of ownership interests in the preferred securities or junior subordinated debentures within the DTC system are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in preferred securities or junior subordinated debentures, except if use of the book-entry system for the preferred securities of the trust or junior subordinated debentures is discontinued.

DTC has no knowledge of the actual beneficial owners of the preferred securities or junior subordinated debentures for which it acts as securities depositary; DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities or junior subordinated debentures are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as DTC, or its nominee, is the registered owner of the global security, DTC or its nominee, will be considered the sole owners or holder of the preferred securities or the junior subordinated debentures represented by the global security for all purposes under the Indenture and the Declaration. Except as provided below in this subsection, owners of beneficial interests in a global security will not:

  •
  be entitled to have any of the individual preferred securities or the junior subordinated debentures represented by the global security registered in their names;

  •
  receive or be entitled to receive physical delivery of any of the preferred securities or the junior subordinated debentures in definitive form; or

  •
  be considered the owners or holders of the preferred securities or the junior subordinated debentures under the Indenture or the Declaration.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities or, in the case of junior subordinated debentures that are exchanged for a security in global form, the junior subordinated debentures. If less than all preferred securities or such junior subordinated debentures are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting with respect to the preferred securities or the junior subordinated debentures is limited to the holders of record of the preferred securities or the junior subordinated debentures, respectively, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to preferred securities or the junior subordinated debentures held in global form. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities or the junior subordinated debentures held in global form are credited on the record date. Those direct participants are identified in a listing attached to the omnibus proxy.

BGE expects that DTC or its nominee, upon receipt of any payment of liquidation amount, premium or distributions, including any payment of redemption price, in respect of a global security representing any of the preferred securities or the junior subordinated debentures immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global security for the preferred securities or the junior subordinated debentures as shown on the records of DTC or its nominee. BGE also expects that payments by participants to owners of beneficial interests in the global security held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". These payments will be the responsibility of these participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. The trustees have no responsibility for any aspect of DTC's actions or for its records of ownership interests in a global security. The trustees also do not supervise DTC in any way. The financial institutions through which you hold your interest in a global security, directly or indirectly, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. The trustees will not monitor and are not responsible for the actions of any of those intermediaries.

No global security shall be exchangeable except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global security or the Indenture.

Global securities will be exchangeable for certificate securities with the same terms in authorized denominations only if:

  •
  DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by BGE within 90 days;

  •
  BGE determines not to require all of the preferred securities or the junior subordinated debentures to be represented by a global security and notifies the Property Trustee of its decision; or

  •
  In the case of preferred securities, an event of default under the Declaration has occurred and is continuing.

If the trust issues definitive securities in exchange for global securities, DTC as holder of the global securities, will surrender them against receipt of the definitive securities, cancel the book-entry securities, and distribute the definitive securities to the persons in the amounts that DTC specifies. Each person having an ownership or other interest in these securities must rely exclusively on the rules and procedures of DTC and any agreement with any participant of DTC or any other securities intermediary through which that person holds its interest to receive or direct the delivery or possession of any definitive security.

Definitive securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed. If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor. For more information regarding the transfer and exchange of definitive preferred securities, see "DESCRIPTION OF THE PREFERRED SECURITIES—Registrar and Transfer Agent." For more information regarding the transfer and exchange of definitive junior subordinated debentures, see "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES—Form, Exchange and Transfer".

Definitive securities will be issued in registered form only in denominations of $25 and any integral multiples thereof. To the extent permitted by law, BGE and the trust and the trustees are entitled to treat the person in whose name any definitive security is registered as its absolute owner.

The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security. In particular, you may not be able to sell interests in the preferred securities or in the junior subordinated debentures in global form to some insurance companies and to other institutions that are required by law to own securities in non-book-entry form; and you may not be able to pledge your interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

DTC has informed BGE and the trust that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants, which include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, which are securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

According to DTC, the foregoing information has been provided to the financial community for information purposes only and is not intended to serve as a representation, warranty or contract notification of any kind. Neither BGE nor the trust has any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of preferred securities. This discussion only addresses those tax consequences to a person that acquires preferred securities on their original issue at their original offering price and that is a "United States person." A United States person is:

  •
  an individual citizen or resident of the United States;

  •
  a domestic corporation;

  •
  an estate the income of which is subject to United States federal income tax without regard to its source; or

  •
  a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust.

This discussion does not address all tax consequences that may be applicable to a United States person that is a beneficial owner of preferred securities, nor does it address the tax consequences to

  •
  persons that are not United States persons;

  •
  persons to whom special treatment may be applied under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies;

  •
  persons that will hold preferred securities as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for United States federal income tax purposes;

  •
  persons whose functional currency is not the United States dollar; or

  •
  persons that do not hold preferred securities as capital assets.

This discussion constitutes the opinion of Sullivan & Cromwell LLP, special tax counsel to BGE and the trust. This discussion is based upon the Internal Revenue Service Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which may change at any time. Those changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described in this section, possibly adversely affecting a beneficial owner of preferred securities. The authorities on which this discussion is based may be interpreted in various ways, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ from the treatment described in this section.

Prospective investors are advised to consult with their own tax advisors in light of their own particular circumstances as to the United States federal tax consequences of the purchase, ownership and disposition of preferred securities, as well as the effect of any state, local or foreign tax laws.

Classification of the Trust

Under current law and assuming compliance with the Declaration, the trust will not be classified as an association taxable as a corporation for United States federal income tax purposes. As a result, a United States person that is a beneficial owner of preferred securities, who is referred to as a "securityholder," will be required to include in its gross income its ratable share of the interest income, including any original issue discount ("OID"), paid or accrued with respect to the junior subordinated debentures whether or not cash is actually distributed to the securityholders. For more information on this inclusion, see "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES—Interest Income and Original Issue Discount." No amount included in income with respect to the preferred securities will be eligible for the dividends-received deduction, nor will any such amount be eligible for reduced rates for qualified dividend income in the hands of individual holders.

Interest Income and Original Issue Discount

Under applicable United States Treasury regulations, a contingency that stated interest will not be timely paid that is "remote" will be ignored in determining whether a debt instrument is issued with OID. As a result of terms and conditions of the junior subordinated debentures that prohibit payments with respect to BGE's capital stock and indebtedness if BGE elects to defer interest payments, BGE believes that the likelihood of it exercising its option to defer interest payments is remote. Based on the foregoing, BGE believes that the junior subordinated debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, a securityholder should include in gross income that holder's allocable share of interest on the junior subordinated debentures, although the IRS could take a contrary position. The following discussion assumes that unless and until BGE exercises its own option to defer interest on the junior subordinated debentures, the junior subordinated debentures will not be treated as issued with OID.

A securityholder will be taxed on interest as ordinary income either when it is received by the trust or, for taxpayers on an accrual method of accounting, when it accrues.

If BGE exercises its option to defer any payment of interest, the junior subordinated debentures will be treated as issued with OID at the time of that exercise, and all stated interest on the junior subordinated debentures will thereafter be treated as OID as long as the junior subordinated debentures remained outstanding. In that event, all of a securityholder's taxable interest income with respect to the junior subordinated debentures will be accounted for as OID on a constant yield method regardless of that holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a securityholder will be required to include OID in gross income even though BGE would not make any actual cash payments during an extension period.

Distribution of Junior Subordinated Debentures to Holders of the Preferred Securities

Under current law, a distribution by the trust of the junior subordinated debentures as described under the caption "DESCRIPTION OF THE PREFERRED SECURITIES—Redemption" and "—Liquidation Distribution Upon Dissolution" will be non-taxable and will result in the securityholder receiving directly its ratable share of the junior subordinated debentures previously held indirectly through the trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis that securityholder had in the preferred securities before that distribution. If, however, the liquidation of the trust were to occur because the trust is subject to United States federal income tax with respect to income accrued or received on the junior subordinated debentures, as the case would be if the trust were treated as an association taxable as a corporation, the distribution of junior subordinated debentures to securityholders by the trust would be a taxable event to the trust and each securityholder, and each securityholder would recognize gain or loss as if the securityholder had exchanged the preferred securities for the junior subordinated debentures it received upon the liquidation of the trust and would take the junior subordinated debentures with a new holding period. A securityholder will include interest in income in respect of junior subordinated debentures received from the trust in the manner described above under "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES—Interest Income and Original Issue Discount."

Sale or Redemption of the Preferred Securities

A securityholder that sells preferred securities or completely redeems them for cash will recognize gain or loss equal to the difference between its adjusted tax basis in the preferred securities and the amount realized on the sale or redemption of the preferred securities. A securityholder's adjusted tax basis in the preferred securities generally will be its initial purchase price. If the junior subordinated debentures are deemed to be issued with OID as a result of BGE's deferral of interest payments, a securityholder's adjusted tax basis in the preferred securities generally will be its initial purchase price, increased by OID previously includible in that securityholder's gross income to the date of disposition and decreased by distributions or other payments received on the preferred securities since and including the date of the first extension period. That gain or loss generally will be capital gain or loss, except to the extent any amount realized is treated as a payment of accrued interest with respect to that securityholder's ratable share of the junior subordinated debentures required to be included in income. The capital gain or loss that is recognized upon sale or redemption will also be long-term capital gain or loss if the preferred securities have been held for more than one year.

If BGE exercises its option to defer any amount of interest on the junior subordinated debentures, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debentures. If that deferral occurs, and if you dispose of your preferred securities between record dates for payments of distributions, and consequently do not receive a distribution from the trust for the period prior to that disposition, you will nevertheless be required:

  •
  to include as ordinary income accrued but unpaid interest on the junior subordinated debentures through the date of disposition; and

  •
  to add that amount to your adjusted tax basis in your preferred securities disposed of.

You would recognize a capital loss on the disposition of your preferred securities to the extent the selling price, which may not fully reflect the value of accrued but unpaid interest, is less than your adjusted tax basis in the preferred securities, which will include accrued but unpaid interest. Capital losses cannot be applied to offset ordinary income for United States federal income tax purposes, except in a few limited cases.

Backup Withholding Tax and Information Reporting

If you are a noncorporate securityholder, information-reporting requirements generally will apply to:

  •
  payments of interest, including the OID accrued, on preferred securities; and

  •
  payments of the proceeds from the disposition of preferred securities effected at a United States office of a broker.

Additionally, backup withholding will apply to those payments to a noncorporate securityholder that:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the IRS that the securityholder has failed to report all interest and dividends required to be shown on their respective United States federal income tax return;

  •
  in some circumstances, fails to comply with applicable certification requirements.

Any amounts withheld from you under the backup withholding rules will be allowed as a refund or credit against your United States federal tax income tax liability, provided the required information is furnished.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition, holding and disposition of preferred securities by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Keogh plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

Each fiduciary of a Plan should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the preferred securities. Among other factors, the fiduciary should consider whether the investment is consistent with the documents and instruments governing the Plan and whether the investment would satisfy the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA and the Code.

Any insurance company proposing to invest assets of its general account in the preferred securities should consult with its counsel concerning the potential application of ERISA to such investment.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving "plan assets" with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code. It is possible, however, that a governmental plan may be subject to other federal, state or local laws that contain fiduciary and prohibited transaction provisions substantially similar to those under Title I of ERISA and Section 4975 of the Code ("Similar Laws").

Under a regulation (the "Plan Assets Regulation") issued by the U.S. Department of Labor, when a Plan acquires an equity interest in an entity, the Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless the equity interest is a "publicly offered security" or another exception applies. For purposes of the Plan Asset Regulation, a "publicly offered security" is a security that is (1) part of a class of securities that is "widely held" (that is, owned by 100 or more investors independent of the issuer and of one another), (2) "freely transferable", and (3) either (i) part of a class of securities registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934 or (ii) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and registered under the Securities Exchange Act of 1934 within 120 days after the end (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. It is expected that the preferred securities will meet the foregoing criteria for treatment as publicly offered securities, so that the underlying assets of the trust will not be considered to be assets of any Plan investing in the preferred securities.

Regardless of whether the assets of the trust are deemed to be "plan assets", the acquisition and holding of the preferred securities with "plan assets" of a Plan could itself result in a prohibited transaction in some limited circumstances. The Department of Labor has issued several prohibited transaction class exemptions, or "PTCEs," that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of preferred securities. These class exemptions include PTCE 84-14 for certain transactions determined by independent qualified professional asset managers, PTCE 90-1 for certain transactions involving insurance company pooled separate accounts, PTCE 91-38 for certain transactions involving bank collective investment funds, PTCE 95-60 for certain transactions involving life insurance company general accounts, and PTCE 96-23 for certain transactions determined by in-house asset managers.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the preferred securities on behalf of or with "plan assets" of any Plan or governmental plan consult with their counsel regarding the potential consequences of an investment in the preferred securities and the availability of exemptive relief under PTCE 84-14, 90-1, 91-38, 95-60, or 96-23, or, in the case of any governmental plan, under the provisions of any Similar Law.

UNDERWRITING

        Under the terms and subject to the conditions of the underwriting agreement dated    , 2003, each underwriter named below, for whom                        are acting as representatives, has severally agreed to purchase from the trust, and the trust has agreed to see to such underwriter the number of preferred securities set forth opposite the name of such underwriters below.

Name	Number of Preferred Securities

Total	10,000,000

The underwriters are obligated to take and pay for the total number of preferred securities offered hereby in any such preferred securities are purchased. In the event of default by any underwriter, the underwriting agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriting agreement provides that BGE and the trust will indemnify the several underwriters against certain liabilities under the Securities Act of 1933, as amended.

BGE's expenses associated with the offer and sale of the preferred securities are estimated to be $450,000. In view of the fact that the proceeds of the sale of the preferred securities will ultimately be used to purchase BGE's junior subordinated debentures, the underwriting agreement provides that BGE will pay as compensation to the underwriters    per preferred security for the accounts of the several underwriters ($    in the aggregate); provided that such compensation will be $    per preferred security for sales to certain institutions. Therefore, to the extent of such sales, the actual amount of underwriters' compensation will be less than the aggregate amount specified in the preceding sentence.

The underwriters propose to offer the preferred securities, in part, directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession of $    per preferred security. The underwriters may allow, and such dealers may reallow, a concession not in excess of $    per preferred security to certain brokers and dealers. After the preferred securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

The preferred securities have been approved for listing on the New York Stock Exchange upon notice of issuance. Prior to this offering, there has been no public market for the preferred securities. In order to meet one of the requirements for listing the preferred securities on the NYSE, the underwriters will undertake to sell lots of 100 or more preferred securities to a minimum of 400 beneficial holders.

BGE and the trust have agreed not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any preferred securities, any security convertible into or exchangeable into or exercisable for preferred securities or the junior subordinated debentures or any debt securities substantially similar to the junior subordinated debentures or equity securities substantially similar to the preferred securities (except for the junior subordinated debentures and the preferred securities issued pursuant to the underwriting agreement until the later of (i) the termination of trading restrictions for the preferred securities, as notified to BGE by the underwriters and (ii) the closing date of the offering, without the prior written consent of the representatives.

In order to facilitate the offering of the preferred securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the preferred securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the preferred securities for their own account. In addition, to cover overallotments or to stabilize the price of the preferred securities, the underwriters may bid for, and purchase, the preferred securities in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the preferred securities in the offering, if the syndicate repurchases previously distributed preferred securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the preferred securities above independent market levels. The underwriters are not required to engage in these activities, and if commenced, may end any of these activities at any time.

Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment and/or commercial banking services to BGE and its affiliates in the ordinary course of business.

VALIDITY OF THE SECURITIES

Certain legal matters in connection with the junior subordinated debentures, preferred securities and Preferred Securities Guarantee will be passed on for BGE by the Managing Attorney, Corporate Finance, of Constellation Energy. Certain legal matters in connection with the junior subordinated debentures, preferred securities and Preferred Securities Guarantee will be passed on for the underwriters by Cahill Gordon & Reindel LLP, New York, NY. Certain matters of Delaware law relating to the validity of the preferred securities will be passed on for the trust by Richards, Layton & Finger, P.A., Wilmington, DE, special Delaware counsel to the trust. Certain United States federal income taxation matters will be passed upon for BGE and the trust by Sullivan & Cromwell LLP, special tax counsel to BGE and the trust. Cahill Gordon & Reindel LLP and Sullivan & Cromwell LLP from time to time perform legal services for BGE and its affiliates.

Cahill Gordon & Reindel LLP will rely on the opinion of Constellation Energy's lawyer as to matters of Maryland law, as well as the applicability of the Public Utility Holding Company Act of 1935, and will rely on the opinion of Richards, Layton & Finger, P.A. as to certain matters of Delaware law. Constellation Energy's Managing Attorney, Corporate Finance, will rely on the opinion of Richards, Layton & Finger, P.A. as to certain matters of Delaware law.

EXPERTS

BGE's financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND
MORE INFORMATION

BGE files annual, quarterly and current reports, and other information with the SEC. You may read and copy any document filed by BGE at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding companies (including BGE) that file documents with the SEC electronically. BGE's SEC filings may also be obtained from Constellation Energy's web site at http://www.constellation.com.

The addresses for both the SEC's and BGE's website are inactive textual references only and the contents of those sites (other than the documents incorporated by reference as set forth below) are not a part of this prospectus.

This prospectus is part of a registration statement BGE filed with the SEC. In addition, the SEC allows BGE to "incorporate by reference" the information it files with them, which means that BGE can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that BGE files with the SEC will automatically update and supersede this information. Information furnished under Items 9 and 12 of our current reports on Form 8-K is not incorporated by reference under this prospectus and registration statement. BGE incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and thereafter until BGE sells all the debt securities.

  •
  BGE's Annual Report on Form 10-K for the year ended December 31, 2002.

  •
  BGE's Current Report on Form 8-K filed on April 30, 2003 (other than information that is deemed not to have been filed in accordance with SEC rules).

  •
  BGE's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (which has been superseded by Form 10-Q/A filed on July 30, 2003 which amendment affects only Part I Items 1, 2, and 4 of the previously filed Quarterly Report on Form 10-Q).

  •
  BGE's Current Report on Form 8-K filed on July 31, 2003 (other than information that is deemed not to have been filed in accordance with SEC rules).

  •
  BGE's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

  •
  BGE's Current Report on Form 8-K filed on October 30, 2003 (other than information that is deemed not to have been filed in accordance with SEC rules).

  •
  BGE's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

Any person, including any beneficial owner, may request a copy of these filings, at no cost, by writing or telephoning BGE at the following address:

    Shareholder Services
    Baltimore Gas and Electric Company
    39 W. Lexington Street
    Baltimore, Maryland 21201
    410-234-5000

No separate financial statements of the trust are included in this prospectus. BGE and the trust do not consider that such financial statements would be material to holders of the preferred securities because the trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the junior subordinated debentures of BGE and issuing preferred and common securities. Furthermore, taken together, BGE's obligations under the junior subordinated debentures, the Indenture, the Declaration, and the Preferred Securities Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due under the preferred securities of the trust, and BGE does not expect the trust to file periodic reports under the Exchange Act with the SEC.

You should rely only on the information incorporated by reference or provided in this prospectus. BGE has not authorized anyone else to provide you with different information. BGE is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

$250,000,000

BGE CAPITAL TRUST II
    % Trust Preferred Securities

P  R  O  S  P  E  C  T  U  S
(Once the registration statement is effective, the date of the Prospectus will be inserted here)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$20,225
Services of Independent Accountants	30,000	*
Trustee Fees and Expenses	15,000	*
Legal Fees and Expenses	150,000	*
Debt Securities Rating Fees	170,000	*
Printing and Delivery Expenses	50,000	*
Miscellaneous Expenses	14,775	*

Total	$450,000	*

*
Estimated

Item 15. Indemnification of Directors and Officers.

        The following description of indemnification allowed under Maryland statutory law is a summary rather than a complete description. Reference is made to Section 2-418 of the Corporation and Associations Article of the Maryland Annotated Code, which is incorporated by reference herein, and the following summary is qualified in its entirely by such reference.

        By a Maryland statute, a Maryland corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") by reason of the fact that he is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan ("Director"). Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with the Proceeding unless it is proven that (a) the act or omission of the Director was material to the matter giving rise to the Proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the Director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the Director had reasonable cause to believe his act or omission was unlawful. However, the corporation may not indemnify any Director in connection with a Proceeding by or in the right of the corporation if the Director has been adjudged to be liable to the corporation. A Director or officer who has been successful in the defense of any Proceeding described above shall be indemnified against reasonable expenses incurred in connection with the Proceeding. The corporation may not indemnify a Director in respect of any Proceeding charging improper personal benefits to the Director in which the Director was adjudged to be liable on the basis that personal benefit was improperly received. The corporation may not indemnify a director or advance expenses for a proceeding brought by the director against the corporation except if the proceeding is brought to enforce indemnification by the corporation or if the corporation's charter or bylaws, a board resolution or contract provides otherwise.

        Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the Director or officer, may order indemnification if it determines that in view of all the relevant circumstances, the Director or officer is fairly and reasonably entitled to indemnification; however, indemnification with respect to any Proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses. A corporation may advance reasonable expenses to a Director under certain circumstances, including a written undertaking by or on behalf of such Director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met.

        A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify Directors under the statute.

        The indemnification and advancement of expenses provided by statute is not exclusive of any other rights, by indemnification or otherwise, to which a Director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

        A corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer, whether or not the corporation would have the power to indemnify a Director or officer against liability under the provision of this section of Maryland law. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

  Article V of Baltimore Gas and Electric Company's (the "Company") Charter reads as follows:

          "A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages except (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. It is the intent of this Article that the liability of directors and officers shall be limited to the fullest extent permitted by the Maryland General Corporation Law, as amended from time to time.

          Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification."

  Article IV of the Company's By-Laws reads as follows:

          "Each person made or threatened to be made party to an action, suit or proceeding, whether, civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or, at its request, is or was a director or officer of another corporation, shall be indemnified by the Company (to the extent indemnification is not otherwise provided by insurance) against the liabilities, costs and expenses of every kind actually and reasonable incurred by him as a result of such action, suit or proceeding, or any threat thereof or any appeal thereon, but in each case only if and to the extent permissible under applicable common or statutory law, state or federal. The foregoing indemnity shall not be inclusive of other rights to which such person may be entitled."

The Directors and officers of the Company are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities arising under the Securities Act of 1933. The premium for this insurance is paid by the Company.

        Under the Declaration, the Company will agree to indemnify each of the Trustees of the Issuer with respect thereto or any predecessor Trustee for the Issuer, and to hold such Trustees harmless against any loss, damage, claims, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Declaration, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Declaration.

        Also, see indemnification provisions in the Form of Purchase Agreement, included in Exhibit 1(a) to this Registration Statement.

Item 16. Exhibits.

        Reference is made to the Exhibit Index filed as a part of this Registration Statement.

Item 17. Undertakings.

(a) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described under Item 15 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) Each of the undersigned Registrants hereby also undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Baltimore Gas and Electric Company, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on the 13th day of November, 2003.

BALTIMORE GAS AND ELECTRIC COMPANY (Registrant)
By:	/s/ E. FOLLIN SMITH E. Follin Smith Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal executive officer and director:
/s/ *F. O. HEINTZ	Director, Chief Executive Officer and President	November 13, 2003
Principal financial and accounting officer:
/s/ E. FOLLIN SMITH E. Follin Smith	Director, Senior Vice President Chief Financial Officer	November 13, 2003
/s/ * MAYO A. SHATTUCK III	Director	November 13, 2003
*By:	/s/ E. FOLLIN SMITH E. Follin Smith, Attorney-in-Fact

        Pursuant to the requirements of the Securities Act of 1933, BGE Capital Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baltimore, State of Maryland, on the 13th day of November, 2003.

BGE Capital Trust II (Co-Registrant)
By:	Baltimore Gas and Electric Company, as Depositor
By:	/s/ THOMAS E. RUSZIN, JR. Thomas E. Ruszin, Jr.

EXHIBIT INDEX

Exhibit Number
1(a)	—	Form of Purchase Agreement for the Preferred Securities.*
4(a)	—	Certificate of Trust of BGE Capital Trust II*
4(b)	—	Declaration of Trust of BGE Capital Trust II*
4(c)	—	Form of Amended and Restated Declaration of Trust to be used in connection with the issuance of the Preferred Securities.*
4(d)	—	Subordinated Indenture dated as of June 15, 1998 between the Company and The Bank of New York, as Trustee in connection with the issuance of the Junior Subordinated Debentures.*
4(e)	—	Form of Supplemental Indenture between the Company and The Bank of New York, as Trustee in connection with the issuance of the Junior Subordinated Debentures.*
4(f)	—	Form of Preferred Securities Guarantee.*
4(g)	—	Form of Common Securities Guarantee.*
4(h)	—	Form of Preferred Security (included in Exhibit 4(c))*
4(i)	—	Form of Junior Subordinated Debenture (included in Exhibit 4(e))*
5(a)	—	Opinion of Company Counsel.*
5(b)	—	Opinion of Richards, Layton and Finger, P.A.*
8	—	Tax Opinion of Sullivan & Cromwell LLP*
12(a)	—	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred and Preference Dividend Requirements for the quarterly period ended September 30, 2003.
23(a)	—	Consent of Company Counsel (included in Exhibit 5 (a)).*
23(b)	—	Consent of Richards, Layton and Finger, P.A. (included in Exhibit 5(b)).*
23(c)	—	Consent of PricewaterhouseCoopers, Independent Accountants
24	—	Power of Attorney.*
25(a)	—	Statement of Eligibility under the Trust Indenture Act of 1939 (Form T-1) of The Bank of New York, as Trustee with respect to the Subordinated Indenture.*
25(b)	—	Statement of Eligibility under the Trust Indenture Act of 1939 (Form T-1) of The Bank of New York, as Property Trustee with respect to the Trust.*
25(c)	—	Statement of Eligibility under the Trust Indenture Act of 1939 (Form T-1) of The Bank of New York, as Trustee with respect to the Preferred Securities Guarantee.*
99*	—
Corporations and Associations Article, Section 2-418 of the Annotated Code of Maryland (Designated as Exhibit 28 (b) to the Annual Report on Form 10-K for the year ended December 31, 1987, File No. 1-1910.*

*
Previously filed.

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TABLE OF CONTENTS
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE STOCK DIVIDENDS
The Offering
UNDERWRITING
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
SIGNATURES
EXHIBIT INDEX